Exhibit 4.22

CASINO TRADEMARK LICENSE AGREEMENT

BY AND BETWEEN

HARD ROCK HOLDINGS LIMITED

AND

MELCO PBL GAMING (MACAU) LIMITED

DATED AS OF JANUARY 22, 2007

i

7.	LEASE		11

	(A)	Lease of Licensed Location	11
	(B)	Sublease of Licensed Location	11

8.	PERSONNEL; MANAGEMENT		11

	(A)	Appointment of General Manager	11
	(B)	Training of Management Personnel	11
	(C)	Training of Replacement Managing Personnel	12
	(D)	Full Staffing; Additional Training	12

9.	ADVERTISING		12

	(A)	Advertising Prior to Opening Date	12
	(B)	Advertising After Opening Date	12
	(C)	Cooperation with Licensor’s Advertising Campaigns	13
	(D)	Cooperation with Licensor	13
	(E)	No Donations or Contributions	13
	(F)	Advertising Guidelines	13
	(G)	Licensee’s Cross Promotions	13
	(H)	Internet	14

10.	STANDARDS OF QUALITY AND OPERATION		15

	(A)	Operation of Casino Must Meet Standards	15
	(B)	Licensee’s Obligations	15
	(C)	Quality Notices	16
	(D)	Gaming	16

11.	ADDITIONAL COVENANTS OF LICENSEE		17

	(A)	Keep Casino Open; Obtain and Maintain Necessary Permits	17
	(B)	Maintain Confidentiality	17
	(C)	Confidential Information	17
	(D)	Prohibition Against Soliciting Employees of Licensor	18
	(E)	Maintenance of Interior and Exterior of Casino	18
	(F)	Only Approved Signage May Be Used at Casino	18
	(G)	Prompt Payment of Amounts Due	18
	(H)	Maintain Possession of Manuals	19
	(I)	Anti-Counterfeiting Program	19
	(J)	Corporate Compliance	19
	(K)	Hotel Licensee’s Default	19
	(L)	Licensor Actions	19
	(M)	Approved Products	19

12.	PROTECTION AND ACKNOWLEDGMENT OF THE LICENSED MARKS		20

	(A)	Licensed Marks Exclusive Property of Licensor	20
	(B)	Licensee Has No Right of Ownership in Licensed Marks	20
	(C)	Licensee Will Not Challenge Licensor’s Ownership of the Licensed Marks	20
	(D)	Licensee to Cooperate Where Requested	20
	(E)	Licensee’s Covenants	21
	(F)	Casino Name	21
	(G)	Licensee’s Duties	21
	(H)	Licensee’s Duties Regarding Infringement	22
	(I)	Licensor’s Exclusive Rights	22
	(J)	Licensee’s Improvements to be Licensed to Licensor	23
	(K)	Licensed Marks to be used only with operation of the Casino	23
	(L)	Licensor’s Warranty	23

13.	MARKETING INFORMATION		24

14.	REQUIRED INSURANCE		24

	(A)	Obligations of Tenants, Subtenants and Contractors	24
	(B)	Schedules and Certificates of Insurance	24
	(C)	General Requirements for Insurance	24
	(D)	Waiver	24
	(E)	Coverage	24
	(F)	Defense of Claims	25

15.	TERMINATION		25
	(A)	Termination by Licensor for Cause	25
	(B)	Licensee’s Termination Without Cause	27
	(C)	Termination by Licensee for Cause	27
	(D)	Non-exclusivity of Remedies	29

16.	LICENSEE’S OBLIGATIONS UPON TERMINATION OR EXPIRATION		29

	(A)	Termination of Use of Licensed Marks; Other Obligations	29
	(B)	Alteration of the Licensed Location	29

17.	TRANSFER		30

	(A)	Assignment By Licensor	30
	(B)	Sale or Assignment By Licensee	30
	(C)	Effect of Sale or Lease	30

18.	NON-COMPETITION		31

	(A)	During the Term	31
	(B)	Upon Transfer, Termination or Expiration	31

	(C)	Necessity of Non-competition Restriction; Injunctive Relief	32

19.	DISPUTE RESOLUTION		32

	(A)	Accounting/Fee Disputes	32
	(B)	Other Disputes	33
	(C)	Governing Law	34
	(D)	Injunctive Relief	35
	(E)	Consent to Jurisdiction	35
	(F)	Costs and Attorneys’ Fees	35
	(G)	Waiver of Punitive Damages and Jury Trial	35
	(H)	Limitations of Claims	35

20.	INDEMNIFICATION		36

	(A)	Indemnification by Licensee	36
	(B)	Indemnification by Licensor	36
	(C)	Method of Asserting Claims	36
	(D)	Survival	36

21.	CASUALTY		37

22.	GENERAL PROVISIONS		37

	(A)	Entire Agreement	37
	(B)	Notices	37
	(C)	Independent Contractor Status	38
	(D)	Survival	38
	(E)	Severability	38
	(F)	No Third Party Beneficiary	39
	(G)	Waivers and Amendments	39
	(H)	Consents and Approvals	39
	(I)	Expenses	39
	(J)	Assignment	40
	(K)	Language	40
	(L)	Headings	40
	(M)	Counterparts	40
	(N)	Public Announcements	40
	(O)	No Solicitation	40
	(P)	Cumulative Remedies	40

23.	ACKNOWLEDGEMENTS AND REPRESENTATIONS		40

EXHIBITS

Exhibit A	Definitions	A-1
Exhibit B	Licensed Location	B-1
Exhibit C	Licensed Marks	C-1
Exhibit D	Development Rider	D-1
Exhibit E	Technical Services Rider	E-1
Exhibit F	Form of Memorabilia Lease	F-1

v

CASINO TRADEMARK LICENSE AGREEMENT

THIS CASINO TRADEMARK LICENSE AGREEMENT (the “Agreement”) is made and executed as of January 22, 2007 (the “Effective Date”), by and between HARD ROCK HOLDINGS LIMITED, a corporation of the United Kingdom (“Licensor”), and MELCO PBL GAMING (MACAU) LIMITED (formerly known as PBL ENTERTAINMENT MACAU LIMITED), a Macau company (“Licensee”).

RECITALS

A. Licensor licenses qualified Persons to develop and operate casinos, under the name “Hard Rock Casino” and certain other trademarks, trade names, service marks, logos, slogans, trade dress, commercial symbols, and other intellectual property rights designated by Licensor from time to time.

B. Licensee is desirous of operating a casino using the Licensed Marks (as hereinafter defined) as a part of a Hotel/Casino complex in connection with a hotel owned by Licensee’s Affiliate that will be known as Hard Rock Hotel/Casino Macau and has requested that Licensor grant to the Licensee the rights contained in this Agreement for, inter alia, use of the Licensed Marks at, or in relation to, the Licensed Location (as hereinafter defined).

C. Licensee and Licensor desire to enter into this Agreement to have a Hard Rock Casino (as hereinafter defined) developed and operated at the Licensed Location upon the terms and conditions set forth herein.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and obligations contained herein, the grant by Licensor to Licensee of the rights to utilize the Licensed Marks as contained herein, and for other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged by each party hereto, Licensor and Licensee hereby agree as follows:

1. DEFINITIONS AND INTERPRETATION

(A) Definitions. For purposes of this Agreement, the definitions set forth in this Agreement in Exhibit A or otherwise herein shall apply.

(B) General Interpretation. Where used in this Agreement, the following expressions shall have the following meanings respectively unless the context or specific language otherwise requires or acknowledges: (i) the singular includes the plural and vice versa; (ii) headings are for ease of reference and do not affect the construction of this document; (iii) a reference to a statute shall include all amendments for the time being in force and any other statute enacted in substitution therefor and all regulations, proclamations, ordinances and by-laws for the time being in force under that statute; (iv) a reference to money means the lawful currency of the United States of America; (v) if the day on which any act, matter or thing is to be done under or pursuant to this document is not a Business Day, that act, manner or thing, if it involves a payment other than a payment which is due on demand, shall be done on the preceding Business Day; and in all other cases, shall be done no later than the next Business Day.

2. GRANT; SCOPE

(A) Grant. Licensor hereby grants to Licensee, upon and subject to the terms and conditions contained in this Agreement, and Licensee hereby accepts, the right and license to develop, operate, own, manage and promote the Casino under and upon the terms of this Agreement, using and in accordance with the Licensed Marks at the Licensed Location.

(B) Scope. All rights granted herein to Licensee to utilize the Licensed Marks are limited to the establishment, operation and promotion of the Casino at and from and in relation to the Licensed Location to be operated as an element of a Hard Rock Hotel/Casino facility in conjunction with a Hotel License with respect to the adjacent Hotel to the extent specifically provided for in this Agreement. Licensee may not otherwise commercialize or utilize, whether or not for profit, any of the Licensed Marks. Licensee may not use any trademarks, trade names, service marks, commercial symbols or logos containing the name “Hard Rock” unless they are Licensed Marks except as otherwise specifically provided in this Agreement. The rights granted to Licensee hereunder shall not entitle Licensee to sell Branded Merchandise from the Licensed Location or any other location, and Licensee acknowledges that Branded Merchandise may be sold at the Licensed Location only by Licensor or its Affiliates or by a Person duly licensed by Licensor or its Affiliates to sell Branded Merchandise. Licensor authorizes Licensee to utilize the Licensed Marks solely and exclusively in the advertising and marketing of the Casino as a Hard Rock Casino and/or an element of the “Hard Rock Hotel/Casino” and in no other manner and for no other purpose, and such use shall be in strict compliance with this Agreement, including but not limited to, the Brand Guidelines established by Licensor.

(C) Reserved Rights.

(1) Licensor reserves all rights not specifically granted to Licensee pursuant to this Agreement. During the term of the Agreement Licensor shall not operate, manage or grant a license for the operation of another Hard Rock Casino within Macau (the “Territory”) and except for the Hotel License, the Hard Rock Café (as defined in the Hotel License) to be located in the Hotel and the Hard Rock Hotel Retail Shop (as defined in the Hotel License) to be located in the Hotel, Licensor and its Affiliates will not license any other facility located in the Territory to utilize any trademark or trade name that embodies the words “Hard Rock” without the prior written consent of Licensee. Except for such limitations, Licensee acknowledges that there are no exclusive rights being granted under this Agreement nor limitations assumed or agreed to by Licensor. Therefore, nothing in this Agreement shall prevent Licensor or its Affiliates from (i) developing or licensing others to develop Hard Rock Hotels with or without casinos, Hard Rock themed timeshare, Hard Rock Beach Clubs, Hard Rock Cafes, Hard Rock Live, any other resorts, casinos and/or hotel/casinos, and other facilities using any names or marks (including the Licensed Marks) anywhere in the world outside the Territory, and (ii) promoting and protecting all such facilities anywhere in the world. In addition to the foregoing, nothing in this Agreement shall prevent Licensor, or its Affiliates from (a) selling, or licensing third parties to sell, Branded Merchandise, or (b) owning, developing (or licensing others to develop) or operating, anywhere in the world (i) any form of on-line merchandising or gaming (no matter where a Person logs in for such on-line merchandising or gaming service); (ii) any form of lodging, restaurant, merchandising or gaming activities conducted on or from a vessel; or (iii) any resort, hotel, casino, hotel/casino, restaurant or other facilities of any kind located anywhere in the world (including within the Territory) that are not branded with the “Hard Rock” name. Licensee acknowledges and agrees that no rights are or will be granted in this Agreement for the development, construction, operation or maintenance or other interest in any “Hard Rock Cafe” or “Hard Rock Beach Club”, which rights are retained by Licensor or one of its Affiliates.

(2) Notwithstanding any exclusivity provided for or agreed to under this Agreement and the restrictions that Licensor has agreed to hereunder, Licensee acknowledges and agrees that Leisure Ventures Pte Ltd, a Singapore corporation has the right to develop, operate, manage or franchise a Hard Rock Hotel in the Territory pursuant to a currently existing agreement with an Affiliate of Licensor, and that any development, franchise, licensing or operation of a Hard Rock Hotel in the Territory pursuant to such right shall not constitute a breach under or give rise to any claim under or right to terminate this Agreement.

(D) Restrictions.

(1) The rights granted to Licensee do not include any rights to use or otherwise identify the Licensed Marks with any businesses or facilities other than as herein granted respecting the Casino at and from and/or in relation to the Licensed Location and in relation to the Hotel under the Hotel License to Hotel Licensee of even date herewith and pursuant to Section 9(G). Licensee shall not use or register any trademark which is confusingly similar to the Licensed Marks or use the Licensed Marks in any manner which creates a unitary or composite trademark with the trademark of any third party.

(2) Except for a facility that has been duly licensed by or is operated by Licensor or its Affiliates, neither Licensee nor its Affiliates shall, or shall permit any third party to, at any time, construct, operate or maintain at the Casino any business that (i) is confusingly similar to a Hard Rock Café, provided, however, nothing contained herein shall prohibit the Licensee, its Affiliates or any third party from offering for sale within the Casino any generic dish or beverage such as a hamburger or milkshake); (ii) offers a menu substantially similar to the menu offered by Hard Rock Cafés; (iii) contains any memorabilia similar to that found in a Hard Rock Café; (iv) displays rock-n-roll artwork, photographs or memorabilia or otherwise includes a music theme in the décor; or (v) is named with reference to a Licensed Mark or includes “Hard Rock,” “Rock-n-Roll” or other modern musical reference in its name.

(E) Other Agreements. This Agreement, the Memorabilia Lease and the Hotel License must be executed contemporaneously and the Hotel License must remain in full force and effect during the Term of this Agreement. This Agreement is conditional upon Licensee entering into the Memorabilia Lease and Hotel Licensee entering into the Hotel License, simultaneously with the execution of this Agreement. This Agreement must remain in full force and effect during the term of the Hotel License.

3. TERM

This Agreement shall be effective and binding from the date of its execution, as set forth on the first page hereof, and shall continue for a term of ten (10) Operating Years after the Opening Date (“Term”), unless sooner terminated as provided herein; and the parties intend this Agreement and the Hotel License to be co-terminus.

4. COMPENSATION TO LICENSOR

(A) Fees. Licensee hereby agrees to pay to Licensor, commencing on the Opening Date, a fee equal to (x) $5.00 (USD) per Electronic Gaming Machine located at the Casino per day and (y) $40.00 (USD) per Gaming Table located at the Casino per day (the “Gaming License Fee”); provided that the Gaming License Fee shall be no less than $1,330.00 (USD) per day and the Casino shall contain not less than two hundred fifty (250) Gaming Positions, including at least two (2) Gaming Tables.

(B) Payment of Fees. The Gaming License Fee will be payable to Licensor monthly in arrears, within thirty (30) days after the end of each month. The Gaming License Fee and all other fees, contributions, expenses and reimbursements due from Licensee hereunder (collectively, “Fees”) shall be paid by wire transfer of immediately available funds to an account designated in writing from time to time by Licensor. All amounts are payable in United States dollars. In the event that the Project Casino is not operating, other than as a result of the fault of Licensee during any entire day during the Operating Period and there are no business interruption insurance proceeds available to pay the Fees relating to such day, Fees shall be abated for each entire day after the first such day of non-operation. Nothing in this clause requires Licensee to purchase business interruption insurance.

(C) Currency. All payments hereunder to be calculated in the currency of the Territory and converted to United States Dollars for payment to Licensor shall be converted at the spot currency rate announced by Citibank as of 9:00 a.m. (Eastern Standard Time) as of the business date immediately preceding the date on which payment is transmitted. However, if a payment is transmitted after the date payment is due, the currency exchange rate used shall be (i) the rate as of the date payment was due or (ii) the rate as of the date the payment is transmitted, whichever rate produces the larger amount in United States Dollars.

(D) Withholding Taxes. In the event that any amount payable by Licensee to Licensor or its Affiliates hereunder are subject to withholding or other taxes that Licensee is required to deduct from such payments, Licensee shall remit the tax to the appropriate governmental agency and shall provide Licensor a copy of each withholding tax remittance notice which it files with such agency. Furthermore, Licensee shall promptly deliver to Licensor receipts of applicable governmental authorities for all such taxes withheld or paid. Licensee shall be responsible for and shall indemnify and hold Licensor and its Affiliates harmless against any penalties, interest and expenses incurred by or assessed against Licensor or its Affiliates as a result of Licensee’s failure to withhold such taxes or to remit them to the appropriate taxing authority. Licensee shall fully and promptly cooperate with Licensor to provide such information and records as Licensor may request in connection with any application by Licensor to any taxing authority for tax credits, exemptions or refunds available for any withholding or other taxes paid or payable by Licensor. In the event Licensor is required to refund to Licensee any amounts paid hereunder pursuant to the terms and conditions of this Agreement, Licensor shall not be required to refund that portion of those amounts which were withheld by Licensee in order to comply with any applicable tax law; provided that if Licensee is entitled to a refund from the appropriate taxing authority of the portion withheld (and not refunded to Licensor), Licensor shall reasonably cooperate with Licensee to provide, at Licensee’s sole cost and expense, such information and document necessary for Licensee to obtain the refund.

(E) Legal Restrictions. If at any time, any legal restriction shall be imposed upon the purchase of United States Dollars or the transfer to or credit of a non-resident entity with payments in United States Dollars, Licensee shall notify Licensor immediately. Licensee shall use its best efforts to obtain any consents or authorizations which may be necessary in order to permit timely payments in United States Dollars of all amounts payable hereunder. While such restrictions are in effect, Licensor may require Licensee to deposit all amounts due but unpaid as a result of such a restriction in any type of account, in any bank or institution in the Territory designated by Licensor and in any currency designated by Licensor that is available to Licensee. Licensor shall be entitled to all interest earned on such deposits. If such legal restrictions prevent the payment by Licensee of amounts due hereunder in United States Dollars the parties must negotiate in good faith alternative payment terms which will allow the Licensee to make payments under this Agreement in an alternative currency. In the event such restrictions prevent payment by Licensee of amounts due hereunder in United States Dollars for a period of twelve (12) consecutive months or more, Licensor may, at its sole and exclusive option, terminate this Agreement effective upon delivery of written notice thereof to Licensee.

(F) All Fees Are Nonrefundable. No Fees or other sums payable hereunder shall be refundable to Licensee other than as specifically provided herein.

(G) Month Defined. For purposes of this Section, a “month” shall mean a calendar month, that period between the Effective Date and the last day of the month in which this Agreement was executed, and that period following the end of the last full calendar month during the term of this Agreement and the last day that this Agreement is in effect.

(H) Late Payments. Unpaid amounts due and owing from Licensee shall bear interest, pro rata per day, on the past due balance at the Interest Rate.

(I) All Fees Exclusive of Taxes. Subject to Section 4(D), all Fees payable to Licensor under this Agreement are exclusive of any taxes (including, but not limited to, any sales, value added or goods and services tax) or other governmental charges imposed or payable in connection with the rights granted to Licensee under this Agreement, or in connection with the payment of such Fees. All such taxes or charges shall be payable by Licensee in addition to such Fees.

(J) Licensee May Not Withhold Payments Due to Licensor. Licensee agrees that it will not withhold payment of any amounts owed to Licensor on the grounds of Licensor’s alleged nonperformance of any of its obligations under this Agreement or for any other reason, and Licensee specifically waives any right it has at Law or in equity to offset any funds Licensee may owe Licensor or to fail or refuse to perform any of its obligations under this Agreement. Licensee may preserve any rights it has to assert non-performance by Licensor by paying Fees “under protest”, and if Licensee has secured a final non-appealable judgment under this Agreement or arbitral award referred to in Section 19(B)(1) that has not been paid within thirty (30) days of entry thereof, Licensee may offset any sums due hereunder against such obligation.

5. DEVELOPMENT/OPERATION OF CASINO

(A) Development.

(1) Licensee shall acquire (either in freehold or by leasehold estate under a Lease) and develop the Licensed Location and the Casino, and with all reasonable diligence, construct, complete, furnish and equip the Casino which shall in no event be of a lesser quality than as set forth in the Hard Rock System, the Manuals and the Comprehensive Project Design (as defined in the Development Rider). The Casino shall be designed, planned, constructed and furnished as provided for under the Development Rider that is attached hereto as Exhibit D.

(2) Licensor shall provide Technical Services in connection with the development, construction, equipping and operation of the Casino as provided in the Technical Services Rider attached as Exhibit E.

(B) Financing.

(1) Licensee hereby acknowledges and agrees that Licensor has not made any agreements or commitments of any kind, whether express or implied, to Licensee that Licensor or any of its Affiliates will provide a completion guaranty or any other financial assistance to Licensee in connection with its financing of the Casino.

(2) Licensee shall have the right with notice to Licensor to encumber, pledge, grant, or convey its rights, title and interest in and to its interests in this Agreement by way of a security agreement, a pledge and/or, collateral assignment (collectively, a “Pledge”) to secure the payment of any loan or loans obtained by Licensee to finance or refinance the Casino (such loan or loans may include financing for other development on the City of Dreams Land). The beneficiary of a Pledge, such as the security trustee or a secured party of a security agreement, is referred to herein as a “Secured Party.” Pursuant to any such agreements, no Fees or any payments due to Licensor or its Affiliates shall be subordinated to any Pledge or right of the Secured Party, and Licensor shall not be obligated to forbear from pursuing its remedies hereunder or waive, suspend or modify its rights hereunder.

(3) Licensor agrees with Licensee that Licensor shall, at the request of Licensee or a Secured Party made from time to time and at any time, enter into a lender’s rights agreement with any Secured Party identified by Licensee, which lender’s rights agreement shall be consistent with the terms and provisions contained in this Section that apply to the Secured Parties and Pledges and shall be in a form mutually and reasonably acceptable to Licensor and such Secured Party.

(4) A Secured Party (and/or any Affiliate of Secured Party) shall, upon a Pledge becoming enforceable in accordance with the terms thereof, have the right and power to enforce its rights under a Pledge and obtain title to the Casino under any land mortgage in favor of the Secured Party with respect to the City of Dreams Land. In the event of such enforcement described in the foregoing sentence, the Secured Party (or its Affiliate) shall have the option to assume this Agreement on the condition that the Secured Party pays Licensor all accrued but unpaid Fees. In the event that a Secured Party (or an Affiliate of a Secured Party) obtains title to the Casino, such Secured Party (or its Affiliate) shall have the right to transfer title to the Casino and the Licensee’s interest in this Agreement without the need to request or obtain the Licensor’s consent; provided that such transferee is not a Competitor or an Affiliate of a Competitor and has the necessary experience, expertise and capacity to be licensed as is necessary to own the Casino as a first class casino; such transferee, or its Affiliates, parent or sponsor, has a net worth of at least Twenty-Five Million Dollars ($25,000,000.00), all accrued and unpaid Fees are brought current and such transferee assumes this Agreement.

(5) In the event the Secured Party (or its Affiliate) or any transferee described in this Section fails to assume this Agreement as herein provided and pay the unpaid Fees specified hereunder, Licensor shall have the right to immediately terminate this Agreement and any rights of Licensee, a Secured Party or such transferee with respect to the Licensed Marks, shall immediately cease and terminate; and notwithstanding any other provision of this Agreement to the contrary, Licensor shall have the right to immediately, at Licensee’s expense, remove all elements comprising the Licensed Marks from the Casino. Licensor shall be entitled to enter upon the Casino to accomplish such removal, and this right shall survive termination of this Agreement.

(C) Restaurant. Current Conceptual Design Package does not include a Restaurant in the Casino and in the event Licensee wishes to modify the Conceptual Design Drawings to include a Restaurant, Licensor shall have the right to approve whether there shall be a Restaurant in the Casino and the type, the concept and the design elements of any Restaurant. Any Restaurant that is permitted by Licensor shall not be operated by a Competitor and shall be operated in a fashion that complies with the Hard Rock System. Licensor shall have approval rights over any Restaurant Lease, management agreement or operating agreement.

(D) Licensor’s Option to Assign Pre-Opening Coordinator. Subject to the remainder of this clause, Licensor shall have the right, but not the obligation, to assign a full time or part time, pre-opening coordinator or coordinators to act as Licensor’s representative during the Pre-Opening Period (the “Pre-Opening Coordinator(s)”) at Licensor’s expense, except as otherwise specifically agreed by Licensee. Before appointing the Pre-Opening Coordinator(s), Licensor must obtain Licensee’s approval of the identity of the Pre-Opening Coordinator(s) (such approval not to be unreasonably withheld). The function of the Pre-Opening Coordinator(s) during the Pre-Opening Period shall be as follows:

(1) to consult with Licensee in connection with pre-opening scheduling, the processing of any required approvals of Licensor and Licensee;

(2) to serve as liaison with Licensee in connection with compliance with the requirements of all Licensor approvals prior to Opening Date; and

(3) generally to assist in the coordination of pre-opening and grand opening activities between Licensee and Licensor and to evaluate the Casino within thirty (30) days prior to the Opening Date to determine its compliance with the Hard Rock System.

Licensee shall provide the Pre-Opening Coordinator(s) with full cooperation and all information in Licensee’s possession or under Licensee’s control (so far as that information relates to the functions and duties of the Pre-Opening Coordinator(s)) to ensure that the Pre-Opening Coordinator(s) has the capability to fulfill the functions assigned herein to the Pre-Opening Coordinator(s).

Licensee hereby acknowledges that Licensor acts only in an advisory capacity for purposes of this Section 5(D), and Licensor shall not be responsible for the adequacy or coordination of any plans or specifications, the structural integrity of any structures or the systems thereof, compliance with applicable Laws, including, without limitation, any building code of any Governmental Authority, or any insurance requirement, or for the obtaining of any necessary Permits, all of which shall be the sole responsibility, and at the sole risk, of Licensee.

(E) Pre-Opening Program. Licensor and Licensee shall cooperate with each other to develop a written pre-opening program for the Casino in conjunction with the pre-opening program for the Hotel not less than nine (9) months prior to the Target Opening Date specifying, in reasonable detail: (i) any services by Licensor which Licensor reasonably believes are necessary prior to the Opening Date with respect to the Hard Rock Elements; (ii) the estimated costs to be incurred by Licensor in providing such services which the Licensee would have to agree to bear during the Pre-Opening Period; (iii) sales and promotion efforts by Licensor or its Affiliates during the Pre-Opening Period; (iv) required opening festivities; and (v) an estimate of other pre-opening costs and expenses relating to the foregoing. Licensee shall be solely responsible for payment of all such pre-opening costs and expenses which are approved by Licensee.

(F) Sale of Securities.

(1) If Licensee or any of its Affiliates shall, at any time or from time to time, “sell” or “offer to sell” any “securities” issued by it through the medium of any “prospectus” or otherwise, it shall do so only in compliance with all applicable securities laws, and Licensee shall not make any representations that implies in any way that (a) either Licensor, or any of its Affiliates, or any of their respective officers, directors, agents or employees, shall in any way be deemed an “issuer” or “underwriter” of said “securities,” or that (b) Licensor, its Affiliates and said officers, directors, agents and employees have assumed or shall have any liability or responsibility for any financial statements, prospectuses or other financial information contained in any “prospectus” or similar written or oral communication.

(2) Licensee shall deliver to Licensor three (3) draft copies of any relevant sections of a “prospectus” or similar communications that refer to or contain the Licensed Marks, any description of this Agreement and/or Licensee’s relationship with Licensor hereunder, other than simply identifying the existence of this Agreement or the existence of the Casino, Hotel, or Hard Rock Café in the “City of Dreams” complex without a description of the terms of this Agreement or the nature of the relationship between Licensor and Licensee, delivered in connection with the sale or offer by Licensee of any “securities” not less than (30) days prior to the filing thereof with any Governmental Authority or the delivery thereof to any prospective purchaser. In the event there are any nonmaterial changes to any sections of the materials previously approved by Licensor in accordance with this Section, Licensee shall redeliver to Licensor three (3) draft copies of all relevant sections of the materials that contain such nonmaterial changes, and Licensor shall review and approve or disapprove such nonmaterial changes in a reasonable period of time, having regard to the timetable of Licensee with respect to its financing. Notwithstanding the above, Licensor shall have the right in its sole discretion to approve the inclusion of any references to the Licensed Marks in such materials. Licensee agrees to indemnify, defend and hold Licensor and its Affiliates and their respective officers, directors, agents and employees harmless of and from any and all liabilities, costs, damages, claims or expenses arising out of or related to the “sale” or “offer” of any “securities” of Licensee. All terms used in this Section 5 (F) shall have the same meaning as in the Securities Act of 1933 of the United States, as amended. Licensor’s approval of the Licensed Marks contained in such materials shall not constitute any judgment or determination by Licensor that such description is in compliance with applicable disclosure requirements. Licensor acknowledges and agrees that Licensee and its Affiliate may file a copy of this Agreement with the Securities Exchange Commission in compliance with applicable Laws.

(3) Licensee and its Affiliates may use the Licensed Marks in any “prospectus” or similar communication described in this section only in accordance with this Agreement and the Brand Guidelines.

6. CERTAIN REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF LICENSOR AND LICENSEE

(A) Representations and Warranties of Each Party. As an inducement to enter into this Agreement and to carry out the agreements set forth herein, each party hereby represents and warrants, as of the date hereof, to, and agrees with, the other party:

(1) Such warranting party (the “Warrantor”) is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing under the Laws of its respective jurisdiction of organization.

(2) The Warrantor has full corporate power and authority to execute and deliver this Agreement, and all of the other agreements and instruments contemplated hereby, to consummate the transactions contemplated hereby and thereby, and to comply with the terms, conditions, and provisions hereof and thereof.

(3) The execution, delivery, and performance of this Agreement and the Memorabilia Lease by the Warrantor (or its Affiliates, as the case may be) have been duly authorized and approved by the board of directors or equivalent body of the Warrantor or any such Affiliate, as the case may be, and do not require any further authorization or consent of the Warrantor, any such Affiliate, or the stockholders thereof. Each of this Agreement and the Memorabilia Lease constitutes, or shall constitute, the legal, valid, and binding agreement of the Warrantor (or its applicable Affiliate, as the case may be), enforceable in accordance with its respective terms, except as such enforceability may be limited by: (1) applicable bankruptcy, insolvency, reorganization, moratorium, equitable principles, or similar Laws affecting legal or equitable rights generally; or, (2) the possibility that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the tribunal before which any proceeding therefor may be brought.

(4) Neither the execution and delivery of this Agreement or any other agreement or instrument contemplated hereby, nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions, and provisions hereof or thereof, in each case by Warrantor (or its applicable Affiliate, as the case may be) will conflict with, result in a breach of the terms, conditions, or provisions of, or constitute a default, an event of default, or an event creating rights of acceleration, termination, or cancellation, or a loss of rights under, or, in the case of Licensor only, result in the creation or imposition of any encumbrance upon any of the Licensed Marks (except for the rights thereto granted to Licensee herein and therein), under the organizational or governing documents of Warrantor (or its applicable Affiliate, as the case may be), or under any note, instrument, agreement, mortgage, lease, license, franchise, permit, judgment, order, award, or decree to which Warrantor (or its applicable Affiliate, as the case may be) is a party or is bound.

(B) Infringements of or By the Licensed Marks. Licensor warrants that Licensee's use of the Licensed Marks pursuant to the terms hereof will not infringe upon, constitute a misappropriation or adverse use of, or unfair competition with (collectively, an “Infringement”), of the intellectual property rights of any other Person.

(C) System Modification. During the term of this Agreement, Licensor shall be at liberty from time to time to modify the Hard Rock System so as to ensure that the standards and quality of facilities and customer services provided in the Casino operated under the Hard Rock System, in the sole and exclusive judgment of Licensor, meet the contemporary requirements of the target markets for such casinos and provide features which distinguish the Casino operated under the Hard Rock System from those operated by others, including but not limited to, Licensor’s Competitors. Licensor agrees to provide Licensee with written notice of any modification to the Hard Rock System prior to requiring Licensee to comply with such modifications.

(D) Compliance. Licensee covenants, confirms and warrants that the proposed facility will operate in full compliance with all applicable Laws.

7. LEASE

(A) Lease of Licensed Location. If Licensee is leasing any portion of the Licensed Location as a tenant, Licensee represents and warrants that it has and shall during the term of this Agreement have, the right to use and possess the Licensed Location for the purposes set forth herein.

(B) Sublease of Licensed Location. If Licensee is leasing or subleasing any portion of the Licensed Location to any third party, Licensee shall provide Licensor with a copy of any such lease, and such lease must comply with this Agreement and shall be subject to the approval of Licensor, not to be unreasonably withheld or delayed; provided, however, Licensor shall not have approval rights with respect to any such tenant or subtenant that is an Affiliate of Licensee or Hotel Licensee, except that the terms of the lease and sublease remain subject to Licensor’s approval.

8. PERSONNEL; MANAGEMENT

(A) Appointment of General Manager. Prior to the Opening Date, Licensee shall appoint a “General Manager” for the Casino.

(B) Training of Management Personnel. Licensee shall require the Person appointed as General Manager of the Casino and not more than two other key management personnel to attend such initial training of at least two (2) full days with respect to Licensor’s methods, procedures and protocols, at Licensee’s expense, as may be required from time to time by Licensor, at a location to be designated by Licensor. Such initial training shall include, without limitation, the Rock 101 training program. Licensee shall require each Person described in this Section 8(B) to attend such further periods of training, but no more than three (3) full days per calendar year (excluding travel time), at Licensee’s expense, as may be required from time to time by Licensor, at a location to be designated by Licensee. If Licensor acting reasonably has assessed that any Person described in this Section 8(B) does not meet the required standards of Licensor then Licensor must notify Licensee of those Persons who have been assessed as not meeting the required standards and those areas of competence in which the Person has not met the required standards and basis for Licensor’s assessment. No earlier than thirty (30) days after so notifying Licensee, Licensor may require those Persons to attend further training provided by Licensor at no additional charge or expense to Licensee, provided Licensee shall pay all of the travel and lodging expenses for its employees being trained. Licensor will use reasonable efforts to minimize disruption of Casino operations in the provision of training for such Persons.

(C) Training of Replacement Managing Personnel. In the event any of the Persons described in Section 8(B) ceases to be employed in such capacity by Licensee, all approval and training requirements specified in Section 8(B) shall be equally applicable to each employee replacing each such Person in such position. Licensee shall use its reasonable efforts to promptly fill any vacant Casino management position.

(D) Full Staffing; Additional Training. Licensee will retain as Casino employees all such staff as may be required from time to time in Licensee’s discretion for the proper operation of the Casino in accordance with the terms of this Agreement and the Manuals and will ensure that such staff (and all replacements of each member thereof) are competently trained and have received training, at its expense, relating to the Hard Rock style and brand in accordance with the training materials developed by Licensor and provided at Licensee’s cost. All employees of Licensee are solely employees of Licensee, not of Licensor. Licensee is not Licensor’s agent for any purpose in regards to Licensee’s employees or otherwise. If and whenever reasonably required by Licensor, and at Licensee’s expense, but not more than once in any calendar year, each Casino employee that interfaces with the public or supervises those that do shall attend, at Licensee’s facilities, such initial and additional training with respect to Licensor’s methods, procedures and protocols relating to the Hard Rock System as may be required by Licensor from time to time. Such training shall be at the cost of Licensee and shall be carried out by Licensee at such locations as Licensee may determine. Licensee will reasonably cooperate and require that its staff reasonably cooperate with such training. Licensor may, at its cost, attend and participate in such Hard Rock training, provided, however, that if Licensee requests Licensor’s participation in such training and Licensor elects to so participate, Licensee shall reimburse Licensor for its costs in connection therewith.

9. ADVERTISING

(A) Advertising Prior to Opening Date. Licensee will, prior to the Opening Date and at Licensee’s expense, carry out or cause to be carried out advertising for the opening of the Casino. Licensee shall utilize all reasonable commercial efforts to diligently promote the Casino by advertisements on television and radio and in newspapers, magazines, telephone or trade directories, distributions to customers and potential customers in the most effective manner, point-of-service advertising material, and other forms of publication.

(B) Advertising After Opening Date. Licensee will, subject to the provisions of this Section, during each Fiscal Year, use its reasonable endeavors to advertise, market and promote the Casino. Advertising, marketing and publicity under this provision may include, but not be limited to, (i) media (television, radio and print) advertising, (ii) bus and air programs, (iii) direct mail programs, including the value of goods and services provided, (iv) promotions and giveaways including tournaments, special events, and drawings, (v) coupon promotions, (vi) customer transportation reimbursement, (vii) customer gifts, and (viii) complimentary goods and services provided to customers.

(C) Cooperation with Licensor’s Advertising Campaigns. During the Term of this Agreement and at any time after the Opening Date, Licensee shall, at Licensor’s request, cooperate reasonably with Licensor and Licensor’s Affiliates, and other licensees of Licensor and Licensor’s Affiliates, in any advertising campaign, sales promotion program or other special advertising activity in which Licensor may engage or specify from time to time in relation to the promotion of Hard Rock Hotels or Hard Rock Hotel and Casinos in the target market for the larger entertainment complex in which the Hotel and Casino form part as reasonably determined by Licensee and provided that Licensee has approved (acting reasonably) the said advertising campaign, sales promotion program or other special advertising activity.

(D) Cooperation with Licensor. Licensee shall publicize such information and details of Licensor’s business operations and that of Licensor’s Affiliates and other licensees of Licensor and Licensor’s Affiliates in such places in the Casino as Licensor shall, subject to Licensee’s approval not to be unreasonably withheld or delayed, from time to time reasonably require.

(E) No Donations or Contributions. Licensee will not, except with the Licensor’s prior written consent in each instance, make political or religious donations or contributions or subscriptions of any variety utilizing Casino’s name or any Licensed Marks, and will not, except with the Licensor’s prior written consent in each instance, permit any portion of the Casino or the Licensed Location to be used by any political party or religious organization or for any political or religious purpose that is endorsed or promoted by the Casino.

(F) Advertising Guidelines. Licensee must submit any advertising or promotional materials with respect to the Casino that are not in strict conformance with Licensor’s guidelines as prescribed in the Manuals, or otherwise in writing, to Licensor for Licensor’s prior written consent.

(G) Licensee’s Cross Promotions. Licensee and Licensor shall meet no later than one hundred eighty (180) days prior to the Opening Date and at least quarterly after the Opening Date, to discuss Licensee’s cross-promotion efforts in connection with:

(1) marketing the Casino in conjunction with the adjacent Hotel;

(2) advertising within the Casino other facilities of the larger entertainment complex of which the Casino forms part;

(3) advertising the Casino in other areas of the larger entertainment complex of which the Casino forms part; and

(4) advertising the Casino on any website operated by Licensee or its Affiliate.

During such meeting, Licensee and Licensor shall cooperate to prepare and update guidelines for use of the Licensed Marks and any other logo or image related to the Licensed Marks in connection with Licensee’s cross promotion efforts which guidelines shall be subject to Licensor’s approval. Such guidelines shall include depictions of the graphic use of the Licensed Marks and other trademarks or tradenames in a cross promotion; shall not depict that the Hard Rock Casino sponsors or is sponsored by any other Person and shall not cause confusion with respect to the “Hard Rock” brand or the Licensed Marks. Licensee must follow the guidelines approved by Licensor in connection with its cross promotion efforts. Any uses of the Licensed Mark or related logos or images not consistent with the guidelines approved by Licensor are subject to Licensor’s prior written approval.

(H) Internet. Other than as provided in this Agreement, Licensee shall not in any manner utilize the Licensed Marks on or in connection with any Internet Site, including but not limited to any utilization or display of the Licensed Marks or any derivation thereof or any trademarks, trade names, service marks, logos or designs confusingly similar thereto, or in any buried computer code, meta-tags or otherwise, except as specifically permitted herein. For purposes of this Agreement, the term “Internet Site” shall include any world wide web site, USENET, newsgroup, bulletin board or other online service or any successor thereto at any electronic domain name, address or location, or any other form of online service or electronic domain name, address or location, or any other form of online service or electronic commerce whatsoever.

Licensor and its Affiliates may develop and maintain, or license the development and maintenance of, one or more Internet Site(s) for Hard Rock Hotels, Hard Rock Casinos, Hard Rock Hotel/Casinos, Branded Merchandise and other products and other Hard Rock businesses as Licensor, in its sole discretion, shall determine (each a “Hard Rock Internet Site”). Upon request from Licensor, Licensee shall provide (or shall procure the provision) to Licensor any information respecting the Casino required by Licensor for inclusion in a Hard Rock Internet Site or any other Internet Site designed by Licensor. Licensee shall not be entitled to participate in any manner in any revenues (and shall not be liable for any costs and expenses) resulting from the offer and sale of Branded Merchandise on any Internet Site, or by reason of any link from any Licensee Internet Site (as defined in the following paragraph) to a Hard Rock Internet Site. At Licensor’s request, each advertisement of the Casino shall prominently display the Internet Uniform Resource Locator (URL) of a Hard Rock Internet Site designated by Licensor to Licensee. Licensee shall have the right to have the Casino featured on Licensor’s Internet Site, in the same manner as Licensor includes other Hard Rock Casinos, whether owned or licensed by Licensor, and free of charge.

Licensee shall have the right to develop one or more Internet Sites for the Casino, which may, subject to Licensor’s approval, use in their domain names the Licensed Marks, provided that all such domain names shall be and become the property of Licensor, and shall be registered in the name of Licensor, and shall be considered Licensed Marks pursuant to the terms of this Agreement. The format and content of such Internet Site shall be subject to Licensor’s approval. Subject to Section 9(G), such Internet Site shall be used by Licensee only for promotion of the Casino. Licensee shall not sell or offer for sale Branded Merchandise or conduct any other business, including, without limitation, online gaming operations on any such Internet Site. Licensee may link any such Internet Site to a Hard Rock Internet Site or an Internet Site operated by the Licensee or its Affiliate provided that the Licensee has complied with its obligations under section 9(G) and there is no direct link from any Internet Site containing the Licensed Marks in its domain name, or any webpage containing the Licensed Marks or related logos or symbols, to any online gaming site. Licensor shall, at its cost, provide links from its Internet Sites to Licensee’s Internet Site for the Casino, giving the same prominence and positioning of the link as Licensor gives to its links to other Hard Rock Casinos.

In the event that Licensee develops an Internet Site for the Casino (a “Licensee Internet Site”), Licensee may include a simple link from that site to a Hard Rock Internet Site designated by Licensor to Licensee, provided that (i) the Hard Rock Internet Site shall not be framed or otherwise made to appear as a part of the Licensee Internet Site or any other Internet Site; (ii) such link shall not be designed so as to imply any endorsement by Licensor or the Hard Rock Internet Site with the Licensee Internet Site or any other Internet Site; and (iii) there are no other links on the Licensee Internet Site to any other Internet Sites that (a) are offering any merchandise utilizing any Branded Merchandise or otherwise utilizing in any manner any Licensed Marks for the sale of any merchandise (other than the Hard Rock Internet Site), or are otherwise utilizing any Licensed Marks unless Licensee shall have obtained Licensor’s prior written approval to any links to such Internet Sites; or (b) are operated by or on behalf of or otherwise promote any products or services of any person or entity that would in Licensor’s judgment be prejudicial to Licensor or the Licensed Marks.

10. STANDARDS OF QUALITY AND OPERATION

(A) Operation of Casino Must Meet Standards. Licensee will, at all times, operate the Casino as provided for herein consistently in accordance with the Management Standard required of Licensee hereunder and in accordance with the Hard Rock System and Manuals. Licensee shall have the sole and exclusive right to supervise, direct and control the management and operation of the Casino, and such right may not be assigned or delegated, except with the Licensor’s consent which consent shall not be unreasonably withheld or delayed.

(B) Licensee’s Obligations. Licensee shall:

(1) Refrain from using the Casino, or any portion thereof for any purpose other than operating a Casino pursuant to provisions herein;

(2) Maintain in the Casino, a minimum of two hundred fifty (250) Electronic Gaming Positions, including, at least two (2) Gaming Tables in operation at all times;

(3) Provide Hard Rock Casino promotional materials and other Hard Rock literature in the Casino, as requested by Licensor;

(4) Refrain from making any material alteration to the Casino, or vary the design, décor, fixtures, fittings, or FF&E of the Casino (other than any specialized casino equipment including slot machines and gaming equipment as which Licensor’s approval shall be required with respect to signage, decoration and other attributes that are Hard Rock Elements) in any such case with respect to Approval Items without obtaining Licensor’s prior written approval in accordance with procedures that are equivalent to those specified in Exhibit D; provided, however, that Licensee will make such alterations or variations to such elements as Licensor shall require from time to time by generally applicable amendments to the Manuals, or issuance of other guidelines or directives;

(5) Not broadcast or otherwise distribute via any medium (including, but not limited to, television, radio, videotape, DVD, “webcasting” or any other streaming of video or audio via the internet) any image, sound, production or other visual, audio or electronic transmission of any type from the Casino without Licensor’s prior written approval; and

(6) Notwithstanding anything to the contrary contained herein, decorate, maintain, refurbish and repair the Hard Rock Corridors so that the memorabilia, lighting fixtures, flooring and wall coverings are consistent with the décor and design of the Casino.

(C) Quality Notices.

(1) Subject to any applicable Law and Licensee’s security procedures, Licensor shall have the right to engage in regular surveillance of the management and operation of the Casino and compliance by Licensee with the Hard Rock System, and Licensee shall permit duly authorized representatives of Licensor to have access to all areas of Casino for such inspection purposes. Licensee shall also cooperate with such representative and provide all information requested by such representative in order for such representative to complete the inspection.

(2) In the event that Licensor should note any failure by Licensee to maintain in any respect the quality standards set forth herein, Licensor shall notify Licensee in writing as provided herein of the particular failure or deficiency noted, and Licensee shall promptly and in all events within thirty (30) days after such notice correct the same, provided that if the nature of such failure is such that more than thirty (30) days is required to correct such failure or deficiency, then Licensee shall be in compliance with this paragraph if within such thirty (30) day period it promptly takes appropriate steps to correct such failure or deficiency and thereafter diligently pursues those steps to completion.

(D) Gaming.

(1) Licensee represents and warrants that (i) either it or any of its Affiliate has or will on the Opening Date have, and during the Term, shall perform all things and acts that are necessary on its part to maintain all necessary licenses, permits, permissions, consents, right and authority under the Laws of Macau and under all Laws, rules, regulations and other requirements of any kind of any Governmental Authority with jurisdiction over Licensee or the Licensed Location to engage in Casino gaming operations as contemplated by this Agreement; and (ii) that the execution of this Agreement shall not require or obligate Licensor to seek or obtain any license, permit, permission, consent or approval of any such Governmental Authority. Licensee shall not own, operate, advertise or promote at the Licensed Location or in connection with the Casino any business, activity, service, website or other business that promotes or implements gaming over the internet or over the telephone or otherwise by electronic communication if such activity violates or would violate any applicable Law, rule or regulation of Hong Kong, China, the United States, Canada, the United Kingdom or any other jurisdiction by accepting players from such jurisdictions.

(2) Licensee shall during the Term of this Agreement actively monitor all applicable Laws relating to gaming matters. In the event Licensee becomes aware of any such Laws that may be applicable to Licensor with respect to the Casino or this Agreement, Licensee shall inform Licensor of such Laws. Licensor shall make all required filings required under such Laws and use all commercially reasonable efforts to comply with such Laws. The cost of any such filings shall be borne by Licensor. In the event that any gaming Laws shall impose material obligations or liabilities on Licensor that in its discretion determines cannot be effectively mitigated by indemnification from Licensee, Licensor shall be entitled to terminate this Agreement in accordance with section 15(A)(14) provided that the Licensor does not use any regulatory issue as a subterfuge to terminate this Agreement in bad faith.

11. ADDITIONAL COVENANTS OF LICENSEE

(A) Keep Casino Open; Obtain and Maintain Necessary Permits. Subject to Force Majeure and unless otherwise required by the applicable Laws or Government Authority, Licensee will continuously during the Term hereof keep the Casino open. Licensee will obtain and maintain such gaming, liquor and other licenses and other Permits as shall be necessary to operate the Casino in accordance with the terms hereof, including, without limitation, all required Permits in respect of gaming activities conducted at the Casino. The risk of obtaining and maintaining any Permits required to develop and/or to operate the Casino and/or the Licensed Location as contemplated herein shall be upon Licensee, and Licensor assumes no responsibility therefor.

(B) Maintain Confidentiality. A party shall not divulge, either during or following the termination of this Agreement, directly or indirectly, without the other party’s prior written consent, any Confidential Information of the other party and shall comply with the following confidentiality obligations. Each party shall require its employees, or other representatives, with access to any such Confidential Information to execute and deliver to the other party a Confidentiality Agreement in a form acceptable to that party.

(C) Confidential Information. Neither party will acquire any interest in the Confidential Information of the other party learned by that party other than the right to utilize the same in connection with the ownership and operation of the Hotel and Casino during the Term of this Agreement. The use or duplication of a party’s Confidential Information in any other business will constitute an unfair method of competition with the other party, its Affiliates and that party’s other licensees and businesses. A party (the “Disclosing Party”) will disclose its Confidential Information to the other party (the “Receiving Party”) solely on the condition that the Receiving Party and its Affiliates agree, and the Receiving Party, individually and on behalf of its Affiliates hereby agrees, that the Receiving Party and/or its Affiliates: (i) will not use the Disclosing Party’s Confidential Information in any other business or capacity; (ii) will maintain the absolute confidentiality of the Disclosing Party’s Confidential Information during and after the Term of this Agreement; (iii) will not make unauthorized copies of any portion of the Disclosing Party’s Confidential Information which is disclosed in written or other tangible form; and (iv) will adopt and implement all reasonable procedures the Disclosing Party prescribes from time to time to prevent unauthorized use or disclosure of the Disclosing Party’s Confidential Information, including, without limitation, restrictions on disclosure thereof by the Receiving Party’s employees and Affiliates who may have access to the Disclosing Party’s Confidential Information, the use of non-disclosure clauses in employment and other agreements with such persons, and the execution of confidentiality agreements in a form acceptable to the Disclosing Party, by persons having access to such Confidential Information. Notwithstanding any other provision of this Agreement to the contrary, (i) provided that a party or its Affiliates have in place a confidentiality agreement that governs disclosure of non-public information with potential parties to an acquisition agreement regarding such party or its Affiliates, the parties may make Confidential Information available to potential acquirers and their lenders for use in evaluating a possible acquisition transaction, (ii) the parties may disclose Confidential Information to Government Authorities as may be required by applicable Law and (iii) inclusion of Customer’s names and addresses in Licensor’s databases shall be permitted without any obligation to remove such information or restrict its use after termination.

(D) Prohibition Against Soliciting Employees of Licensor. Without the Licensor’s prior written approval, Licensee and its Affiliates, will not, directly or indirectly, solicit the employment of any Person who has an active management position with Licensor or any of its Affiliates.

(E) Maintenance of Interior and Exterior of Casino. Licensee will, at all times, maintain the interior and exterior of the Licensed Location and the Casino, and all contents thereof, in a high standard of decoration, repair, cleanliness and orderliness consistent with the Management Standard and the standards of the Hard Rock System and Manuals. Licensee shall make such replacements and renewals to FF&E and repairs to the Casino’s physical facilities as are necessary to maintain the Casino at such standards. Licensee acknowledges that Licensor bears no responsibility for any renovations at the Casino and that Licensee in all respects bears the responsibility for the conduct and adequacy of each renovation.

(F) Only Approved Signage May Be Used at Casino. Licensee shall not erect or alter any sign or other medium of display or advertisement upon the Casino that is an Approval Item without, in each case, obtaining the prior written consent of Licensor. Each such alteration, erection, or installation shall be made only in accordance with plans, drawings, and specifications previously submitted to and approved in writing by Licensor.

(G) Prompt Payment of Amounts Due. Licensee will pay to Licensor, Licensor’s Affiliates, and all suppliers of Licensee, any and all amounts due any such Person promptly and in accordance with the agreed or, if not previously agreed, customary, terms of payment.

(H) Maintain Possession of Manuals. Licensor shall, at Licensee’s request, provide up to five (5) physical copies of the Manuals for use by Licensee, its Affiliates (as required in connection with the Casino) or their respective staffs. Licensee will maintain the Manuals at the Casino at all times. Licensee will not copy the Manuals, or any portion thereof, without Licensor’s prior written permission which shall not be unreasonably withheld or delayed and will not permit any member of Licensee’s staff or any other Person with access thereto to do so. Licensee will inform Licensor immediately if any of the Manuals, or any portion thereof, is copied, stolen, removed from the Casino, lost, or damaged. Licensor shall provide Licensee with all updates and revisions of the Manuals applicable to the Casino. Licensee shall at all times ensure that Licensee’s copy of the Manuals is kept up-to-date, and in the event of any dispute or to the contents of the Manuals the master copy of the Manuals maintained by Licensor at Licensor’s principal office shall be controlling.

(I) Anti-Counterfeiting Program. Upon request of Licensor, Licensee will participate in any anti-counterfeiting program relating to goods and merchandise utilizing the Licensed Marks developed by Licensor that is relevant to the Casino and its suppliers.

(J) Corporate Compliance. Licensee shall upon request provide Licensor with samples of all products and materials (including any advertising, marketing or promotional materials) on, or in relation to which the Licensed Marks are used. Licensee shall not sell, distribute or otherwise dispose of any materials or products which Licensor determines do not comply with the requirements of this Agreement.

(K) Hotel Licensee’s Default. In the event Hotel Licensee is in default under the Hotel License and Licensor is entitled to damages by reason of Hotel Licensee’s default, Licensee agrees to pay to Licensor after five (5) days prior written notice the amount of such damages under the Hotel License to the extent that Hotel Licensee fails to pay such amounts to Licensor. The foregoing shall not be deemed a waiver of any of Licensor’s rights hereunder or under the Hotel License or any other rights available at Law or in equity.

(L) Licensor Actions. To the extent Licensor is advised by Licensee of any applicable Laws pursuant to Section 10(D)(2) herein, Licensor shall not undertake any action that would result in the Casino not being in compliance with applicable Law; and Licensee will not be required to comply with the Hard Rock System to the extent that such compliance results in a breach of applicable Laws, including but not limited to gaming Laws.

(M) Approved Products. Licensor reserves the right from time to time to approve specifications of operating supplies and equipment used or sold at the Casino to ensure such operating supplies and equipment are substantially similar to the level of service and quality practiced by first class full service facilities earning a “four star” rating by a recognized rating body in the hospitality industry.

12. PROTECTION AND ACKNOWLEDGMENT OF THE LICENSED MARKS

(A) Licensed Marks Exclusive Property of Licensor. Subject to this Agreement, Licensee recognizes and acknowledges the exclusive rights of Licensor to the Licensed Marks and all other intellectual property rights related thereto or derived therefrom and acknowledges that all such rights are subject to the total control in their exercise by Licensor and its Affiliates. For all purposes of the relationship between Licensor and Licensee created hereunder, Licensor shall be deemed to be the sole and exclusive owner of all right, title and interest in and to the Licensed Marks in all forms and embodiments thereof, subject only to the specific rights granted to Licensee hereunder. Licensee agrees that its use of the Licensed Marks, and all associated goodwill generated thereby, inures to the sole benefit of Licensor and its Affiliates in accordance with their rights in the Licensed Marks and shall be deemed to be used by Licensor. Licensee specifically acknowledges that the rights granted to it pursuant to this Agreement shall not prevent or prohibit Licensor or any licensee thereof to commercialize or otherwise utilize (and retain all profits from) the Licensed Marks or any other intellectual property right of Licensor in any endeavor, except as otherwise provided in Section 2(B) hereof. Except as specifically provided in this Agreement, Licensor makes no representation and gives no warranty of whatsoever nature or kind with respect to the validity of, or its rights, title and no warranty of whatsoever nature or kind with respect to the validity of, or its rights, title and interest in or to, the Licensed Marks and expressly disclaims any implied warranty against infringement.

(B) Licensee Has No Right of Ownership in Licensed Marks. Except as provided herein, nothing contained in this Agreement shall be construed to confer upon Licensee any right to the Licensed Marks registered in the name of Licensee as proprietor or to vest in Licensee any right of ownership to the Licensed Marks, and Licensee shall not, directly or indirectly, register or cause to be registered, in any country or with any Governmental Authority or use any trademark, trade name, service mark or other intellectual property right consisting of, related to, similar to and/or deceptively similar to, any of the Licensed Marks or any other intellectual property right of Licensor or any Affiliate of Licensor.

(C) Licensee Will Not Challenge Licensor’s Ownership of the Licensed Marks. During the Term and thereafter, Licensee will not, and will not assist any Person to: (i) challenge the validity of Licensor’s or its Affiliates’ ownership of, or right to license, the Licensed Marks or any registration or application for registration therefor; (ii) contest the fact that Licensee’s rights under this Agreement are solely those of a licensee and terminate upon termination or expiration of this Agreement; and (iii) represent in any manner that it has any title or right to the ownership, registration or use of the Licensed Marks in any manner except as set forth in this Agreement.

(D) Licensee to Cooperate Where Requested. In the event, at any time during the term of this Agreement, Licensor or its Affiliates apply or decide to apply for registration of a trademark, trade name, service mark or other intellectual property right that is or may become a part of the Licensed Marks, Licensee will, at Licensor’s cost to the extent of any out-of-pocket costs of Licensee, render to them all requested reasonable assistance, in obtaining and thereafter maintaining registration thereof (including, without limitation, the execution of all necessary registered user or similar agreements) with applicable Governmental Authorities.

(E) Licensee’s Covenants. Licensee shall use the Licensed Marks only in compliance with applicable Laws as permitted by this Agreement. Licensee shall not use or exploit the Licensed Marks outside the Licensed Location except the Licensee may engage in, and use the Licensed Marks for, the promotion, advertising or marketing of the Casino anywhere in the world. Licensee shall not have any right to assign, sublicense or franchise any of the Licensed Marks to any other Persons; provided, however, that Licensee’s or Hotel Licensee’s wholly-owned Affiliates may utilize the Licensed Marks to perform any obligations of the Licensee under this Agreement where the Licensee has delegated those obligations to that Affiliate. Licensor and its Affiliates shall retain the sole right to apply for the registration or renewal of trademarks and service marks or other proprietary rights for the Licensed Marks anywhere in the world, including the Territory, and Licensee shall cooperate with Licensor and its Affiliates (at Licensee’s expense) in connection with such applications and renewals.

(F) Casino Name. Licensee will operate the Casino only under the Licensed Marks under the name Hard Rock Hotel & Casino Macau or Hard Rock Hotel & Casino City of Dreams Macau.

(G) Licensee’s Duties. Licensee shall:

(1) Not use any Licensed Marks as part of its corporate name or the name of any Affiliate.

(2) Not cause or permit anything within Licensee’s control to occur which may damage, endanger, or reduce the value of the Licensed Marks or any other trademark, trade name, service mark, or other intellectual property right of Licensor or any Affiliate of Licensor, or Licensor’s or such Affiliate’s title thereto, or the rights of any other licensee of Licensor or any Affiliate of Licensor thereto, or assist or suffer any other Person to do so.

(3) Not interfere in any manner with, nor attempt to prohibit, the use or registration by Licensor, with applicable Governmental Authorities of the Licensed Marks or any other trademark, trade name, service mark or other intellectual property right of Licensor or any Affiliate thereof.

(4) Not use any name or mark similar to or capable of being confused with any of the Licensed Marks or any other trademark, trade name, service mark, or other intellectual property right of Licensor or any Affiliate thereof.

(5) Take such action in relation to the Licensed Marks as Licensor may, from time to time, require, in order to protect or promote the same, including, without limitation, the marking of any advertising material, signs, or other items bearing the Licensed Marks, in such manner as Licensor may require.

(6) Give notice on all business stationery, merchandise cards, purchase order forms, guest checks, maintenance requests, invitations, employment applications and on such other items, and in such other places, as Licensor may, from time to time require, that the Casino is operated under license from Licensor pursuant to this Agreement and such other notices as Licensor may deem reasonably necessary to inform third parties that Licensor does not accept liability for the acts, omissions, debts, or defaults of Licensee; and promotional material and advertisements will, if Licensor requires, include a statement that the Casino is operated under license from Licensor and such other information as Licensor may deem necessary to inform third parties that it does not accept liability for the acts, omissions, debts, or defaults of Licensee.

(H) Licensee’s Duties Regarding Infringement. Licensee will immediately notify Licensor in writing of any actual or suspected Infringement of the Licensed Marks, any claim in the nature of Infringement against Licensor, any claim that the Licensed Marks are invalid, infringe third party rights, cause deception, confusion, or otherwise attack the Licensed Marks, Licensee, or any Affiliate thereof, involving the Licensed Marks, or any use thereof by Licensor, Licensee, or any Affiliate thereof (collectively, all of the foregoing shall be referred to in this Section 12(H) as an “Infringement Claim”), of which Licensee becomes aware. Licensee will, where requested by Licensor and at Licensor’s cost to the extent of any out-of-pocket expenses incurred by the Licensee and any other costs or expenses approved by Licensor, lend all reasonably necessary assistance in any such action Licensor or any Affiliate thereof may institute, against any Person involved or suspected of being involved in the Infringement of the Licensed Marks, as described herein, at or proximate to the Licensed Location, or any Infringement Claim action Licensor or any Affiliate thereof may defend. Licensee shall not make any admissions in respect of such matters and shall provide Licensor with all relevant information in its possession regarding any infringement claim. All damage or settlement awards, if any, received in connection with any Infringement Claim action, after reimbursement (pro rata) to Licensor and Licensee of their respective attorneys’ fees and other costs of maintaining any such action, shall be for the account of Licensor. Licensor shall, at all times, in its discretion have full control over the conduct of any Infringement Claim action and the settlement thereof, except in the case where Licensee or its Affiliate is a named defendant in any such action as it relates to Licensee, in which event Licensor and Licensee shall have joint control of such action, but neither party hereto shall, in connection with any such action, assert any legal position or effect any settlement which would be in contravention of the other party’s rights hereunder or to Licensor’s and its Affiliates’ rights to the Licensed Marks. Licensor shall have the right to join or intervene in any action commenced or defended by Licensee hereunder.

(I) Licensor’s Exclusive Rights. Licensee hereby acknowledges the exclusive rights of Licensor and its Affiliates:

(1) to the Licensed Marks and all parts thereof, including, without limitation, all amendments and modifications thereto and all advertising matter, slogans, and similar items and ideas which may, from time to time, be used to promote the same including any such advertising slogans, advertising matter and similar promotional programs that are developed by Licensee with respect to the Casino that utilize the Licensed Marks or are specifically related to the Hard Rock brand (e.g. “Rock your World”);

(2) to make such additions or modifications to the Licensed Marks or the Hard Rock System, including, without limitation, the addition, renewal, or substitution of other intellectual property rights as may from time to time, in Licensor’s sole judgment, be necessary to promote, improve, or protect the Licensed Marks or the Hard Rock System, and to amend or revise the Manuals; and

(3) to take all actions Licensor deems reasonably necessary to protect and promote the Licensed Marks, the Hard Rock System, and the operations and goodwill of the Casino, including but not limited to any statutory or common law right to bring infringement proceedings.

(J) Licensee’s Improvements to be Licensed to Licensor. If, at any time during the period of this Agreement, Licensee or any employee or representative thereof shall invent, discover, or make any improvements to the Licensed Marks, the Hard Rock System, the Manuals or any ideas, Concepts (including their names, logos, distinctive interior and exterior designs), programmatic elements, color schemes, including decoration and design of any staff uniform), techniques, manuals, or improvement which may otherwise be applicable specifically to a Hard Rock Casino, it shall promptly disclose to Licensor of the same, together with all details necessary for a proper understanding of the same, and all such improvements shall be deemed to be Licensor’s and Licensor’s Affiliates’ sole and exclusive property, part of the Hard Rock System and work made-for-hire for Licensor and its Affiliates. To the extent any item does not qualify as a “work made-for-hire” for Licensor and its Affiliates, by this paragraph, Licensee hereby assigns ownership of that item, and all related rights to that item, to Licensor and its Affiliates and agree to take whatever action (including signing assignments or other documents) Licensor requests that evidence Licensor’s and its Affiliates’ ownership or to help Licensor or its Affiliates obtain intellectual properties rights in the item.

(K) Licensed Marks to be used only with operation of the Casino. Licensee shall not use the Licensed Marks or any variation thereof except in connection with the operation of the Casino as provided for herein.

(L) Licensor’s Warranty. Licensor represents and warrants to Licensee, on a continuing basis, that:

(1) Licensor owns, or has the right to license, the Licensed Marks;

(2) Licensor has (and will have at all relevant times) the right to grant a license to use the Licensed Marks to Licensee; and

(3) the use of the Licensed Marks by Licensee in accordance with this Agreement will not infringe the intellectual property rights or any other rights of any other Person.

13. MARKETING INFORMATION

Licensee shall make available to Licensor, subject to applicable Laws and Licensor’s obligations under Sections 11(B), (C) and 16(A), marketing information and marketing and customer analyses of the Casino that Licensee prepares or utilizes, such as, but not limited to, utilization rates and Customer Profile Data, excluding, however, any gaming data, and shall provide to Licensor access to database information regarding customers and potential customers developed by Licensee by means of its customer communications programs, surveys or otherwise.

14. REQUIRED INSURANCE

(A) Obligations of Tenants, Subtenants and Contractors. If Licensee enters into any lease or sublease for premises at the Casino or any contract for redevelopment or renovation or similar work at, or materials for the Casino, said lease, sublease or contract shall require the tenant, subtenant or contractor to maintain insurance satisfying all of the requirements of this Section 14, including all applicable coverages listed herein, in the Hotel License or such other insurance as may be commercially reasonable under the circumstances. If any such leases, subleases or contracts were entered into prior to the commencement of the Term, and the terms of those leases or subleases will not expire or the contract work will not be completed prior to the commencement of the Term, then Licensee covenants and agrees that, on or before the commencement of the Term, it will either cause such tenants, subtenants and contractors to obtain the insurance required by this Section 14, including all applicable coverages listed above, or Licensee will obtain such insurance, at Licensee’s expense, on behalf of such tenants, subtenants and contractors.

(B) Schedules and Certificates of Insurance. Licensee shall promptly provide Licensor with certificates of insurance evidencing all insurance coverages required of Licensee pursuant to this Section 14, and Licensee shall immediately provide, upon renewal, expiration, change, or cancellation of any insurance coverage, a new certificate of insurance to Licensor. All insurance policies shall name Licensor and its Affiliates as additional insureds.

(C) General Requirements for Insurance. All insurance required hereunder shall be provided with policies meeting the criteria of the Hotel License, provided that coverage may be under blanket policies of Licensee and its Affiliates.

(D) Waiver. Licensor, Licensee and their respective Affiliates shall not assert against the other, and each does hereby waive with respect to the others, any claims for any losses, damages, liabilities or expenses (including attorneys’ fees) incurred or sustained by any of them on account of damage or injury to persons or property arising out of the ownership, operation and/or maintenance of the Casino, to the extent that the same would be covered and paid by the insurance required to be carried hereunder.

(E) Coverage. At all times during the term of this Agreement, Licensee, at its sole cost and expense, shall procure and maintain in full force and effect insurance coverages with respect to the Licensed Location and the Casino meeting the insurance criteria specified in the Hotel License.

(F) Defense of Claims. All liability insurance policies procured and maintained by Licensee pursuant to this Section 14 will require the insurance carrier to provide and pay for attorneys to defend any legal actions, lawsuits, or claims brought against Licensee, Licensor, or any of their respective officers, directors, agents, or employees.

15. TERMINATION

(A) Termination by Licensor for Cause. Upon the occurrence of any Licensee Event of Default, Licensor may, at its option, and without waiving its rights hereunder or any other rights available at Law or in equity, including its rights to damages, terminate this Agreement and all of Licensee’s rights hereunder effective immediately upon the date Licensor delivers written notice of termination, upon such other date as may be set forth in such notice of termination, or upon the occurrence of or the lapse of the specified cure period following, any one of the following “Licensee Events of Default:”

(1) If Licensee applies for or consents to the appointment of a receiver (other than for a bona fide restructuring or amalgamation not involving insolvency, judicial manager, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, or admits in writing its inability to pay its debts as they come due, makes a general assignment for the benefit of creditors, files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or files an answer admitting the material allegations of a petition filed against Licensee in any bankruptcy, reorganization or insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor, adjudicating Licensee a bankrupt or insolvent or approving a petition seeking reorganization of Licensee or appointing a receiver, trustee or liquidator of Licensee or of all or a substantial part of the assets of Licensee, and any such order, judgment, or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days;

(2) If Licensee fails to make any payment due hereunder within ten (10) days after Licensor’s written notice that such payment is past due;

(3) If Licensee is convicted of or pleads guilty (or the equivalent) to a felony, or any other crime or offense (even if not a crime), that is reasonably likely, in Licensor’s reasonable opinion, to affect adversely the Hard Rock System, any Hard Rock Casino, the Licensed Marks, or the goodwill associated therewith;

(4) If Licensee is failing to maintain any Permits or to comply with any Laws applicable to the operation of the Casino which would materially adversely affect the Licensed Marks or the ability of Licensee to comply with the provisions of this Agreement, and Licensee does not cure such failure within thirty (30) days of Licensee’s receipt of notice of such failure, or such longer period as permitted by the applicable Laws or Government Authority (up to a maximum of 180 days), provided that in the case of any failure of Licensee to maintain any Permits applicable to the operation of the Casino not owing to or constituting a breach or default of Licensee under this Agreement, no damages or compensation for such termination shall be payable by Licensee;

(5) If Licensee defaults on any of its obligations under any other agreement with Licensor or its Affiliates with respect to the Casino or the Hotel, including without, limitation, Hotel License or the Memorabilia Lease, and such default is not cured in accordance with the terms of such other agreement or waived by Licensor in writing;

(6) If the Casino is closed to the public for more than one hundred eighty (180) consecutive days for any reason whatsoever, provided that in the case of any closure of the Casino for more than one hundred eighty (180) consecutive days not owing to or constituting a breach or default of Licensee under this Agreement, no damages or compensation for such termination shall be payable by Licensee;

(7) If there is any violation by Licensee of any transfer provision contained in Section 17 of this Agreement;

(8) If Licensee’s right to possession of the Licensed Location shall be terminated at any time for any cause whatsoever, or if a Lease is terminated or expires, provided that in the case of any termination of Licensee’s right to possession of the Licensed Location or any termination or expiration of the Lease not owing to or constituting a breach or default of Licensee under this Agreement or the Lease, no damages or compensation for such termination shall be payable by Licensee;

(9) If Licensee violates: (i) the non-competition covenants contained in Section 18(A) of this Agreement; or (ii) any covenant of confidentiality or nondisclosure contained in this Agreement that causes a material adverse effect for Licensor (other than pursuant to the terms hereof or for the purpose of performing the obligations of this Agreement);

(10) If Licensee makes, or has made, any materially false statement or report to Licensor in connection with (i) this Agreement or (ii) any information furnished to Licensor prior to entering into this Agreement;

(11) If there are three (3) or more substantially similar defaults under this Agreement by Licensee during any twelve (12) month period, or five (5) or more substantially similar defaults under this Agreement by Licensee during any thirty-six (36) month period during the Term;

(12) If the Hotel License is terminated for any reason other than the fault of the Licensor thereunder, including but not limited to any termination of the Hotel License as a result of cessation of operations of the Project Casino or the Casino or if Hotel Licensee shall at any time cease to be an Affiliate of Licensee;

(13) If Licensee fails to perform or commits a breach of any other non-monetary covenant, obligation, term, condition, warranty or certification herein and fails to cure such noncompliance or deficiency within thirty (30) days after Licensor’s written notice thereof, provided that in the event a cure within such thirty (30) day period is not possible, no termination shall be permitted by Licensor if Licensee promptly commences cure within such thirty (30) day period and diligently pursues the same; or

(14) If Licensor shall reasonably determine, based upon written advice of Governmental Authorities with jurisdiction over Licensor, or an opinion of experienced and reputable independent gaming counsel for Licensor, that the continued existence of this Agreement would result in Licensor or its Affiliates (i) losing a gaming license then held by it, or (ii) being denied a gaming license otherwise available to it because of Licensor’s relationship to Licensee as a result of this Agreement.

(B) Licensee’s Termination Without Cause. At any time after the third (3rd) Fiscal Year after the Opening Date, Licensee and Hotel Licensee may upon ninety (90) days prior written notice signed by both of them elect to simultaneously terminate this Agreement and the Hotel License by payment of a Termination Fee to Licensor. The “Termination Fee” with respect to this Agreement shall mean a cash payment equal to the discounted value, using an 8% per annum discount rate, of ninety percent (90%) of the average of the monthly Fees paid to Licensor under this Agreement for the twenty-four (24) month period ending on the last day of the month which is prior to the termination date specified in the notice delivered under this Section 15(B) multiplied by the number of months remaining in the Term. Payment of such Termination Fee shall be made by wire transfer to an account specified by Licensor, and it shall be a condition to the effectiveness of any termination under this Section 15(B) that such Fee shall have been paid to Licensor and the Hotel License simultaneously terminated and the Termination Fee under such agreement paid in full.

(C) Termination by Licensee for Cause. Upon the occurrence of any Licensor Event of Default, Licensee may, at its option, and without waiving its rights hereunder or any other rights available at Law or in equity, including its rights to damages, terminate this Agreement and all of Licensor’s rights hereunder effective immediately upon the date Licensee delivers written notice of termination, upon such other date as may be set forth in such notice of termination, or upon the occurrence of or the lapse of the specified cure period following, any one of the following “Licensor Events of Default:”

(1) If Licensor applies for or consents to the appointment of a receiver, judicial manager, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, or admits in writing its inability to pay its debts as they come due, makes a general assignment for the benefit of creditors, files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or files an answer admitting the material allegations of a petition filed against Licensor in any bankruptcy, reorganization or insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor, adjudicating Licensor a bankrupt or insolvent or approving a petition seeking reorganization of Licensor or appointing a receiver, trustee or liquidator of Licensor or of all or a substantial part of the assets of Licensor, and any such order, judgment, or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days;

(2) If Licensor is convicted of or pleads guilty (or the equivalent) to a felony, or any other crime or offense (even if not a crime), that is reasonably likely, in Licensee’s reasonable opinion, to affect adversely the Casino or Licensee’s goodwill or rights under this Agreement;

(3) If Licensor is failing to maintain any Permits required to be held by it or to comply with any Laws applicable to Licensor regarding the operation of the Casino which would materially adversely affect the Licensed Marks or the ability of Licensee to comply with the provisions of this Agreement and Licensor does not cure such failure within thirty (30) days of Licensor’s receipt of notice of such failure, or such longer period permitted by the applicable Laws or Government Authority (up to a maximum of 180 days), provided that in the case of any failure of Licensor to maintain any Permits applicable to the operation of the Casino required to be held by Licensor not owing to or constituting a breach or default of Licensor under this Agreement, no damages or compensation for such termination shall be payable by Licensor;

(4) If Licensor defaults on any of its obligations under any other agreement with Licensee or its Affiliates, including without limitation, the Hotel License or Memorabilia Lease, and such default is not cured in accordance with the terms of such other agreement or waived in writing;

(5) If Licensor violates any covenant of confidentiality or nondisclosure contained in this Agreement that causes a material adverse effect on Licensee;

(6) If Licensor makes, or has made, any materially false statement or report to Licensee in connection with (i) this Agreement or (ii) any information furnished to Licensee prior to entering into this License Agreement;

(7) If the Hotel License is terminated as a result of a default by Licensor under the Hotel License;

(8) If Licensor fails to perform or commits a breach of any other non-monetary covenant, obligation, term, condition, warranty or certification herein and fails to cure such noncompliance or deficiency within thirty (30) days after Licensee’s written notice thereof, provided that in the event cure within such thirty (30) day period is not possible, no termination shall be permitted by Licensee if Licensor promptly commences cure within such thirty (30) day period and diligently pursues the same; or

(9) If Licensee shall reasonably determine based upon written advice of Governmental Authorities with jurisdiction over Licensee, or an opinion of experienced and reputable independent gaming counsel for Licensee, that the continued existence of this Agreement would result in Licensee or its Affiliates (i) losing a gaming license then held by it, (ii) being denied a gaming license otherwise available to it because of Licensee’s relationship to Licensor as a result of this Agreement, or (iii) being subjected to material adverse effects if this Agreement continues to exist.

(D) Non-exclusivity of Remedies. Neither the termination of this Agreement, nor the exercise of any other right or remedy by a party hereto, shall terminate the right of either party hereto to commence appropriate arbitration, or, if applicable hereunder, litigation proceedings to remedy the breach of this Agreement by the other party, and shall also not affect the right of Licensor or any of its Affiliates to any payment which becomes due hereunder following termination of this Agreement. The parties shall have and enjoy all rights and remedies available to them in the event of any breach of this Agreement.

16. LICENSEE’S OBLIGATIONS UPON TERMINATION OR EXPIRATION

(A) Termination of Use of Licensed Marks; Other Obligations. Upon expiration or termination of this Agreement for any reason, Licensee’s right to use the Licensed Marks will terminate immediately except as set forth in this Section 16, and this Agreement shall cease and neither party shall have any further claim against the other whatsoever in respect of any matter or thing under this Agreement, except that all obligations of the parties under this Agreement which accrue or are due with respect to periods prior to, or as of, such termination or expiration, and all obligations which expressly survive the expiration or termination of this Agreement, including, without limitation, the provisions of Sections 11(C), 16, 19, 20 and 22 of this Agreement, shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement. In addition, Licensee will: (i) promptly upon demand therefor by Licensor pay any and all Fees and amounts due and owing to Licensor or any Affiliate of Licensor under this Agreement; (ii) return to Licensor all materials containing any Licensor Confidential Information, including, without limitation, the Manuals; and (iii) comply with other applicable provisions of this Agreement. Notwithstanding any other provisions to the contrary contained in this Agreement, or the Hotel License or any other agreement, (a) Licensor may continue to use the Customer Profile Data, except in connection with the advertisement or promotion of a Casino in the Territory and (b) nothing shall limit Licensor’s rights to use the Hotel Guest Profile Data (as defined in the Hotel License) pursuant to the terms of the Hotel License. Upon expiration or termination of this Agreement, Licensor shall (x) return to Licensee all materials containing Licensee Confidential Information as required by this Agreement; and (y) comply with other applicable provisions of this Agreement.

(B) Alteration of the Licensed Location. Upon expiration or termination of this Agreement for any reason, Licensee shall, within thirty (30) days thereof at its expense, remove any signage bearing the Licensed Marks; and within ninety (90) days of the date thereof Licensee shall alter, modify and change both the exterior and interior appearance of the Casino and the Licensed Location to remove all elements containing the Licensed Marks or Hard Rock Elements from the Casino. At a minimum, such alterations, modifications and changes to the Casino will include: (i) removing all exterior and interior signage containing any Licensed Mark; (ii) repainting and, where applicable, recovering both the exterior and interior of the Casino to remove distinctive colors and designs from the walls; (iii) removing all fixtures and other distinctive decor items, music-related memorabilia and icons and distinctive furnishings, (iv) changing the staff uniforms; and (v) immediately discontinuing the use or display of the Licensed Marks, including all usage of the Licensed Marks in connection with the advertisement and promotion of the Casino. Subject to section 4(B), until any signage bearing the Licensed Marks shall be removed, Licensee shall, each day, pay Licensor an amount equal to the Gaming License Fee in effect upon the termination date.

17. TRANSFER

(A) Assignment By Licensor. This Agreement shall inure to the benefit of any assignee or other legal successor to the interests of Licensor herein. Licensor is free to transfer and assign all of its rights and obligations under this Agreement to any person or business entity. Upon such assignment and assumption, Licensor shall have no further obligation to Licensee.

(B) Sale or Assignment By Licensee. The rights of Licensee pursuant to this Agreement are personal to Licensee. Licensor has granted a license to Licensee in reliance upon Licensee’s and its principals’ individual or collective character, skill, aptitude, attitude, business ability and financial capacity. Accordingly, subject to Section 5(B) and other than to a Melco Affiliate, Licensee shall not, directly or indirectly, sell, assign or otherwise transfer its ownership interest in the Casino or in this Agreement, in whole or in part in each instance, without Licensor’s prior written approval, which may not be unreasonably withheld. In the event that Licensor does not approve the sale, assignment or transfer of the Casino by Licensee, Licensee may terminate this Agreement on thirty (30) days written notice to Licensor upon payment of a Termination Fee computed as provided in Section 15(B). Licensor agrees, however, that Licensee may on notice to Licensor, sell, assign or otherwise transfer, without Licensor’s consent, its ownership interest in the Casino along with all of the assets of the Casino and/or its rights under this Agreement, in whole or part, as part of a sale, assignment or transfer of the whole or a substantial part of the “City of Dreams” complex in which the Casino is located, including the Casino to a single person that is not a Competitor of Licensor and has a net worth of not less than $100 Million U.S. Dollars at the time of such transaction that acquires the Casino and Casino License. Licensee shall in a timely manner provide Licensor with the necessary information regarding any proposed transfer to permit Licensor to evaluate the proposed transferee and the transfer. In the event that Licensee sells the Hotel, Casino and all or a substantial part of the “City of Dreams” complex to a Person that is a Competitor of Licensor, Licensor shall have the right by written notice to Licensee to terminate this Agreement and upon such termination Licensee shall pay to Licensor a fee equal to the Termination Fee computed as provided in Section 15(B). In the event that Licensee sells the Hotel, Casino and all or a substantial part of the City of Dreams complex to a Person who is not a Competitor of Licensor but does not at the time of the transaction satisfy the $100 Million U.S. Dollar net worth test set forth above, Licensor shall have the right by written notice to terminate this Agreement and upon such a termination Licensee shall pay to Licensor a fee equal to fifty percent (50%) of the Termination Fee computed as provided in Section 15(B).

(C) Effect of Sale or Lease.

(1) It is the intent of the parties hereto that the Casino shall at all times during the Term of this Agreement be operated in accordance with the Hard Rock System and the terms of this Agreement. Accordingly, in the event that Licensor consents to a sale or lease and assignment of this Agreement pursuant to Section 17(B) above, the prospective purchaser shall deliver to Licensor as a condition to such sale or assignment an executed written instrument, reasonably satisfactory in form and substance to Licensor and its counsel, expressly assuming and agreeing to perform all of the terms and provisions of this Agreement and providing a release by the assigning Licensee.

(2) Licensor’s consent to any sale or assignment of this Agreement shall not constitute a waiver of any claims Licensor or any Affiliate of Licensor may have against Licensee, nor shall it be deemed a waiver of Licensor’s right to demand strict compliance with any of the terms or conditions of this Agreement by Licensee.

(3) Any sale or transfer in violation of the provisions of this Section 17 shall be void an of no force and effect.

18. NON-COMPETITION

(A) During the Term.

(1) During the term of this Agreement, Licensee and its Affiliates shall not, directly or indirectly, own, operate, or have any other interest in: (A) a restaurant, or casino located in Macau which is owned, operated or licensed by a Competitor, or (B) a Planet Hollywood restaurant, or casino located in Macau, or (C) a Music-Themed hotel, or casino located in the Territory. For purposes hereof, “Music-Themed” shall mean a facility (including a casino or hotel) that includes in its name, is licensed or endorsed by, or has a substantial portion of its design based on, or is otherwise identified with a musician, musical personality, a musical group and includes the display of memorabilia bearing the image of such musician, musical personality or musical group.

(2) Licensee shall not operate or permit any other Person to operate at the Licensed Location: (a) a restaurant owned, operated or licensed by a Competitor, or (b) a gift shop or other clothing or merchandise store (including any such sales at the Restaurant) which sells clothing depicting the geographic location of the Casino or merchandise bearing the trademarks of a Competitor. Licensee shall include or cause to be included in any leases at the Casino a clause prohibiting or preventing the use or operation thereof in a manner which would violate the provisions of this Section, and Licensor shall be deemed to be a third party beneficiary of such lease clause with the right to enforce it against the tenant. For the avoidance of doubt, any breach of such lease clause not owing to the action of Licensee or any Affiliate of Licensee shall not be deemed a breach of this Agreement by Licensee unless Licensee prevents Licensor from asserting its rights to prohibit such violation by a tenant.

(B) Upon Transfer, Termination or Expiration. Upon expiration or termination of this Agreement, or upon a transfer by Licensee of its interest in the Casino or its rights under this Agreement, Licensee agrees that, for one (1) year beginning on the effective date of the expiration, termination or transfer, neither Licensee nor its Affiliates will directly or indirectly own, operate, be employed by, advise, assist, invest in, franchise, make loans to, or have any interest in, a Music-Themed casino or hotel at the Licensed Location or at a location situated within the Territory.

(C) Necessity of Non-competition Restriction; Injunctive Relief. Licensee agrees the provisions of this Section 18 are necessary to protect the legitimate business interests of Licensor, its Affiliates and other licensees of Licensor and its Affiliates (collectively, the “Protected Persons”), including, without limitation, and as applicable, preventing the unauthorized dissemination of marketing, promotional and Confidential Information to competitors thereof and preventing damage to and/or loss of goodwill associated with the Licensed Marks and other intellectual property rights of Licensor. Licensee specifically acknowledges that damages alone cannot adequately compensate for a violation by Licensee of the requirements of this Section 18, and that injunctive relief is essential for the protection of the Protected Persons. Licensee agrees that if Licensor alleges any violation of any covenant contained within this Section 18, the Licensor will have the right (notwithstanding Section 19 hereof) to petition a court of competent jurisdiction for injunctive relief, in addition to all other remedies that may be available.

19. DISPUTE RESOLUTION

(A) Accounting/Fee Disputes. Any dispute regarding the calculation of Fees paid or payable by Licensee and/or its Affiliates shall be resolved in the following manner: Licensor and Licensee shall use their reasonable efforts with the assistance of their respective independent public accountants to resolve such dispute. If such persons are unable to resolve the dispute within thirty (30) calendar days after receipt by either party of a notice identifying the nature of such dispute (the “Dispute Notice”), then the issues raised by the Dispute Notice shall be resolved by any internationally recognized “big-four” firm of certified public accountants mutually acceptable to Licensor and Licensee (the “Accounting Referee”). Such person shall act as an expert and not as an arbitrator. If within forty-five (45) days after receipt by either party of the Dispute Notice, the parties are unable to agree on an Accounting Referee, then each party shall pick an internationally recognized “big-four” firm of certified public accountants and such firms shall select the Accounting Referee, provided that the Accounting Referee so selected by such firms shall be independent of the Licensor and the Licensee and their respective Affiliates and shall not have a business relationship with any of such parties. The parties shall use reasonable efforts to cause the Accounting Referee to promptly resolve such issues. Such determination shall be made within thirty (30) calendar days after the date on which the Accounting Referee receives notice of the dispute, or as soon thereafter as possible. Such determination shall be final and binding upon the parties and shall not be subject to appeal. The fees, costs and expenses of the Accounting Referee in conducting such review (if any) shall be shared fifty percent (50%) by Licensor and fifty percent (50%) by Licensee. If Licensor and Licensee are unable to agree on an Accounting Referee, the dispute shall be governed by Section 19(B) below.

If the final resolution of Fees as provided above results in an additional payment to Licensor by Licensee and/or its Affiliates, then Licensee and/or its Affiliates shall pay any additional amounts due to Licensor, together with Interest thereon from the relevant due date, and reimburse Licensor for its share of the fees, costs and expenses of the Accounting Referee, within fifteen (15) days of the date on which the final determination is agreed or determined. If the final resolution of Fees as provided above determines that Licensee is not obligated to pay any additional Fee, the Licensor shall reimburse Licensee for its share of the Fees, costs and expenses of the Accounting Referee within fifteen (15) days of the date on which the final determination is agreed or determined.

(B) Other Disputes.

(1) Except for disputes, disagreements, controversies or claims (a “Dispute”) related to or based on Licensee’s use of the Licensed Marks or by Licensor with respect to its rights under Section 18 or disputes relating to the calculation of fees paid or payable by Licensee and/or its Affiliates to Licensor, which are subject to Section 19(A), all Disputes between Licensor and Licensee arising out of or relating to this Agreement or the validity or enforcement of any provision of this Agreement, shall be resolved by arbitration administered by the Hong Kong International Arbitration Centre (“Arbitration Body”) as provided in this Section 19(B) and the Commercial Arbitration Rules of such Body (the “Arbitration Rules”) in effect as of the commencement of the applicable arbitration proceeding, except to the extent the then current Arbitration Rules are inconsistent with the provisions of this Section 19(B), in which event the terms hereof shall control. The arbitration shall be governed by the Laws of Hong Kong, China and this Section 19(B), the award of the arbitration tribunal shall be final and binding and judgment upon the award entered by the arbitrators may be entered in any court having jurisdiction.

(2) If either party hereto asserts that a Dispute has arisen, such asserting party shall give written notice (or notice as otherwise provided herein) thereof to the other party promptly following the asserting party having become aware that a Dispute has arisen. Any arbitration pursuant to this Section shall be conducted exclusively in Hong Kong.

(3) The arbitration shall be conducted by three (3) arbitrators, which arbitrators shall be selected in accordance with the Arbitration Rules, and at least one (1) of whom shall have had experience in the management and/or operation of Casinos, or as a consultant in connection with the management and/or operation of Casinos.

(4) In connection with any arbitration proceeding pursuant to this Section 19(B), (a) no arbitrator shall have been employed or engaged by a party hereto within the previous five (5) year period, (b) each arbitrator shall be neutral and independent of the parties to this Agreement, (c) no arbitrator shall be affiliated with any party’s auditors, (d) no arbitrator shall be employed by any Casino operator or an Affiliate of any Casino operator, and (e) no arbitrator shall have a conflict of interest with (including, without limitation, any bias towards or against) a party hereto. As used in this Agreement, the term “arbitrator” or “arbitrators” shall mean the one (1) member arbitration panel or the three (3) member arbitration panel, as applicable, described herein.

(5) The award of the arbitrators shall be accompanied by a statement of the reasons upon which the award is based. The arbitrators shall not have the power to modify this Agreement. Except in connection with claims by third parties for which a party is entitled to indemnification pursuant to this Agreement, the award may not include, and the parties hereto specifically waive, any right to an award of multiple, exemplary or punitive damages.

(6) The arbitrators may consolidate proceedings with respect to any Dispute under this Agreement with proceedings with respect to any related controversy under this Agreement. However, except as specifically set forth in the preceding sentence: (i) arbitration will be conducted on an individual, not a class-wide, basis; (ii) only Licensor (and/or its Affiliates and their respective officers, directors, owners, employees, agents and representatives, as applicable) and Licensee (and/or its Affiliates and their respective officers, directors, owners, employees, agents and representatives, as applicable) may be the parties to any arbitration proceedings described in this Section; and (iii) no such arbitration proceeding shall be consolidated with any other arbitration proceeding involving Licensor and/or any other Person or involving Licensee and/or any other Person.

(7) The parties hereto will cooperate in the exchange of documents relevant to any Dispute. Deposition or interrogatory discovery may be conducted only by agreement of such parties or if ordered by the arbitrators. In considering a request for such deposition or interrogatory discovery, the arbitrators shall take into account that the parties hereto are seeking to avoid protracted discovery in connection with any arbitration proceeding hereunder.

(8) Licensor and Licensee agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under applicable Law or this Agreement, whichever expires earlier. Licensor and Licensee further agree that, in connection with any arbitration proceeding, each party must submit or file any claim which would constitute a counterclaim in respect of a claim in relation to which arbitration proceedings have been commenced within the same proceeding as the claims to which it relates. Any such counterclaim which is not submitted or filed will be forever barred.

(9) Notwithstanding anything to the contrary contained herein, Licensor and Licensee each have the right when deemed necessary to prevent irreparable injury pending resolution by arbitration of the actual Dispute to obtain temporary restraining orders and temporary or preliminary injunctive relief, from a court of competent jurisdiction; provided that Licensor and Licensee must contemporaneously submit their Dispute for arbitration on the merits.

(10) Subject to any injunctions or court orders during the course of the arbitration tribunal’s adjudication of this dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(C) Governing Law. Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act 15 U.S.C. Sections 1051 et seq.), this Agreement shall, by this express agreement of the parties, be governed by, and construed and enforced in accordance with the Laws of Hong Kong, China, without regard to the conflicts of law provisions of the Laws of Hong Kong, China. The parties hereto each hereby consents to the application of Hong Kong law to the construction, interpretation and enforcement of this Agreement, and to the application of Hong Kong law to the procedural aspects of any suit, action or proceeding relating thereto, including but not limited to legal process, execution of judgments and other legal remedies.

(D) Injunctive Relief. In connection with seeking temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction as provided in Section 19(B)(9), or in judicial proceedings related to Licensee’s use of the Licensed Marks, Licensee and its Affiliates, and their respective officers, directors, employees, and licensees agree to entry without bond of temporary and permanent injunctions and orders of specific performance enforcing any of the provisions of this Agreement.

(E) Consent to Jurisdiction. Licensee and Licensor agree that all judicial actions arising under this Agreement or otherwise as a result of the relationship between Licensee and Licensor that are not subject to arbitration or that pursuant to Section 19(B)(9) are carried on with a contemporaneous arbitration must be commenced, as applicable, in the courts of Hong Kong, the People’s Republic of China. Licensee and Licensor irrevocably submit to the jurisdiction of those courts and waive any objection Licensee or Licensor might have to either the jurisdiction of or venue in those courts. Licensor appoints: Clarson Services Limited, 41st Floor, Bank of China Tower, 1 Garden Road, Hong Kong to accept service in any proceedings which may be commenced pursuant to or in connection with this Agreement in the Hong Kong courts, or, to the extent required, before the Arbitration Body. Licensee appoints: RB Secretariat Limited, 20th Floor, Alexandra House, 16-20 Chater Road, Hong Kong to accept service in any proceedings which may be commenced pursuant to or in connection with this Agreement in the Hong Kong courts, or, to the extent required, before the Arbitration Body. A party must maintain such agent for service and may only change such agent with the written consent of the other party.

(F) Costs and Attorneys’ Fees. Licensee and Licensor agree that if either party seeks to enforce this Agreement in an arbitration, judicial or other proceeding, the prevailing party shall be entitled to its reasonable costs and expenses (including attorneys’ fees) incurred in connection with such arbitration, judicial or other proceeding.

(G) Waiver of Punitive Damages and Jury Trial. Except for the parties’ respective indemnification obligations under Section 20 with respect to any third party Claims, Licensor and Licensee waive to the fullest extent permitted by Law any right to or claim for any multiple, punitive or exemplary damages against the other and agree that, in the event of a dispute between Licensor and Licensee, the party making a claim will be limited to equitable relief and to recovery of any actual damages it sustains. Licensor and Licensee irrevocably waive trial by jury in any action, proceeding, or counterclaim, whether at law or in equity, brought by either of them.

(H) Limitations of Claims. Except for claims arising from Licensee’s nonpayment or underpayment of amounts Licensee owes Licensor or its Affiliates, any and all claims arising out of or relating to this Agreement or Licensor’s relationship with Licensee will be barred unless a proceeding is commenced within one (1) year from the date on which the party asserting the claim knew or should have known of the facts giving rise to the claim.

20. INDEMNIFICATION

(A) Indemnification by Licensee. Licensee shall Indemnify Licensor and its Affiliates and all of their respective directors, officers, employees, agents and representatives from and against all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) (“Claims”) incurred by any of them by reason of: (i) any breach by Licensee of any covenant or agreement made by it in this Agreement, (ii) any act or omission of Licensee or any officer, employee or agent of Licensee, whether or not incurred or committed in the operation of the Casino, (iii) any failure by Licensee to provide all of the services contracted for in connection with the operations of the Casino, to honor and fulfill all obligations of Licensee under any contract, commitment or obligation of Licensee, (iv) any failure by Licensee or its Affiliates or any officer, employee or agent of Licensee or its Affiliates, to obtain and maintain the applicable approvals, licenses and Permits required by any applicable Governmental Authority or Licensee, (v) any violation by Licensee or its Affiliates of any approvals, licenses or Permits relating to the Casino, or (vi) the operation of the Casino, including any death or personal injury or property damage occurring at the Casino.

(B) Indemnification by Licensor. Licensor shall indemnify Licensee and its directors, officers, employees, agents and representatives from any Claims arising out of Licensor’s gross negligence, willful misconduct or breach of its obligations or representations under this Agreement.

(C) Method of Asserting Claims. Whenever any Claim shall arise for indemnification under this Section 20, the indemnified party will give prompt written notice to the indemnifying party of such Claim, stating the nature, basis and (to the extent known) amount thereof, and shall cooperate fully in the defense, settlement or compromise of such Claim; provided that failure to give prompt notice shall not jeopardize the right of the indemnified party to indemnification unless such failure shall have materially prejudiced the ability of the indemnified party to defend such Claim. The indemnifying party shall have the sole right to select counsel for the defense of such Claim, subject to the approval of the indemnified party (which approval shall not be unreasonably withheld) and to control the defense, settlement or compromise of such Claim. The indemnified party shall have the right to participate in (but not control) the defense of any such Claim, with its counsel and at its own expense. The indemnified party shall not settle or compromise any Claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the indemnifying party. The indemnifying party shall obtain the prior written approval of the indemnified party (which approval may not be unreasonably withheld) before ceasing to defend against such third party claim or entering into any settlement or compromise of such third party claim involving injunctive or similar equitable relief being asserted against any indemnified party and no indemnifying party will, without prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim, action or cause of action, suit or proceeding in respect of which indemnification may be sought thereunder (whether or not any such indemnified party is a party to such Claim, action or cause of action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of all such indemnified parties from all liability arising out of such Claim, action, suit or proceeding.

(D) Survival. The provisions of this Section 20 shall survive the termination of this Agreement for any reason.

21. CASUALTY

If the Casino is damaged or destroyed by fire or other cause and such damage or destruction necessitates the closing of the Casino for a period in excess of thirty (30) days, Licensee shall have the right to terminate this Agreement if Licensee elects not to repair or rebuild the Casino upon written notice to Licensor given within sixty (60) days of such closing of the Casino; provided, however, if subsequent to such notice and prior to the date on which the Term of this Agreement would otherwise have ended pursuant to this Agreement if such notice of termination had not been given, Licensee, any of its Affiliates, or any member of Licensee has a majority interest in or operates a casino at the Licensed Location (the “Other Casino”), which Other Casino is not operated pursuant to a license or franchise from Licensor or any of its Affiliates, then in such event, Licensee shall be deemed to have wrongfully terminated this Agreement and Licensor shall be entitled to payment of a Termination Fee computed as provided in Section 15(B) based upon the period prior to the damage or destruction causing the closing and terminates this Agreement and the Hotel License.

22. GENERAL PROVISIONS

(A) Entire Agreement. This Agreement, together with the Manuals and the documents referred to herein, and the attachments hereto, if any, constitute the entire, full and complete agreement between Licensor and Licensee concerning the subject matter hereof, and supersede all prior agreements, no other representations having induced Licensee to execute this Agreement. No representations, inducements, promises, or agreements, oral or otherwise, not embodied in this Agreement or attached hereto (unless of subsequent date) were made by either party, and none shall be of any force or effect with reference to this Agreement or otherwise. Except as otherwise provided in this Agreement, no amendment, change or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

(B) Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications (collectively “Notices”), required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and personally delivered, or sent by facsimile (with a confirming copy mailed by registered mail as described herein), or by a recognized overnight courier service, or by registered mail, postage prepaid, return receipt requested, addressed to the party to be so notified as follows:

If to Licensee, to:	Melco PBL Gaming (Macau) Limited The Centrium Level 38, 60 Wyndham Street Hong Kong Attention: Company Secretary Telephone No.:+852 3151 3777 Facsimile No.: +852 3162 3740

Hard Rock Holdings Limited

Hard Rock Café International (USA), Inc.

6100 Old Park Lane

Orlando, Florida 32835

Telephone No.: (407) 445-7625

Facsimile No.: (407) 445-7630

Attention: President and General Counsel

Notices shall be deemed received on the date of delivery if personally delivered, two (2) business days after sending if sent by facsimile or overnight courier service, or seven (7) business days after sending if sent by registered mail.

(C) Independent Contractor Status. This Agreement does not create a fiduciary relationship between the parties hereto, and Licensee is and shall, at all times, remain an independent contractor. Nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other party for any purpose. During the term of this Agreement, Licensee shall hold itself out to the public only as an independent contractor operating the business pursuant to a license from Licensor.

(D) Survival. Any covenant, representation, warranty, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

(E) Severability. Except as expressly provided to the contrary elsewhere herein, each section, part, term and/or provision of this Agreement shall be considered severable and shall be construed as independent of any other section, part, term and/or provision of this Agreement. If, for any reason, all or any part of any section, part, term and/or provision herein is held to be invalid, unenforceable, or in conflict with any applicable Law by a court or properly convened arbitrators having valid jurisdiction in an unappealed final decision to which Licensor is a party or by which Licensor may be bound, such shall not impair the operation of, or have any other effect upon, any other section, part, term and/or provision of this Agreement as may remain otherwise valid and enforceable, and the latter shall continue to be given full force and effect and bind the parties hereto, and said invalid sections, part, terms and/or provisions shall be deemed limited by construction in scope and effect to the minimum extent possible to render the same valid and enforceable.

(F) No Third Party Beneficiary. Except as provided herein, no provision of this Agreement is intended or shall be construed to provide or create any third party beneficiary right or any other right of any kind in any client, customer, affiliate, insurer, lender, shareholder, partner, officer, director, employee or agent of any party hereto, or in any other Person, and all terms and provisions hereof shall be personal solely among the parties to this Agreement and their proper successors and assigns.

(G) Waivers and Amendments. No failure by any party hereto to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement, and no breach thereof, shall be waived, altered or modified except by written instrument signed by the party to be charged therewith. No waiver of any breach of any covenant, agreement, term or provision of this Agreement shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect.

(H) Consents and Approvals.

(1) All consents and approvals which may be given under this Agreement shall be in writing. Unless a different standard is specified in a particular term or provision of this Agreement, any provision of this Agreement which specifies that a consent or approval by a party shall not be “unreasonably withheld or delayed”, must be “reasonably” given, or words of similar effect, shall entitle that party, in granting or withholding any such consent or approval, to consider the economic considerations of that party, the application of that party’s policies and procedures, public relations and publicity concerns of that party and Licensee, and Laws applicable to the parties.

(2) If, pursuant to this Agreement, any consent or approval by either party which may not be unreasonably withheld is alleged to have been unreasonably withheld, conditioned or delayed, then any dispute as to whether such consent or approval has been unreasonably withheld, conditioned or delayed shall be settled by arbitration in accordance with Section 19 hereof. In the event there shall be a final determination that such consent or approval was unreasonably withheld, conditioned or delayed so that such consent or approval should have been granted, the consent or approval shall be deemed granted and the party requesting such consent or approval shall not be entitled to damages or any other relief resulting therefrom.

(3) Informational Materials. In furtherance of the respective rights of the parties contained within this Agreement, including, without limitation, any right of approval or consent, or, in the case of Licensee, to exploit the Licensed Marks granted hereunder to Licensee subject to this Agreement, each party shall be entitled to receive from the other all materials and information in the possession or control of the other party reasonably requested to enable the requesting party to exercise the rights granted to such requesting party hereunder.

(I) Expenses. Except to the extent otherwise provided herein, each party hereto will bear its own costs, expenses and fees, including, without limitation, the fees and expenses of their respective legal counsel, in connection with the negotiation, preparation and execution of this Agreement, and in connection with all due diligence reviews and investigations conducted by such party prior to the execution of this Agreement.

(J) Assignment. Subject to the provisions of Section 17 hereof, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.

(K) Language. All manuals, materials and other information and assistance furnished by Licensor under the provisions hereof shall be expressed in the English language. The parties hereto confirm that it is their wish that this Agreement as well as all other documents relating hereto, including notices, have been and shall be drawn up in the English language only.

(L) Headings. The section and other headings contained herein are for convenience of reference only, and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

(M) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(N) Public Announcements. No notices to third parties or other publicity, including press releases, concerning the existence of this Agreement or any of the transactions contemplated hereby shall be made by a party hereto or their respective Affiliates unless agreed to by the other party (any such consent not to be unreasonably withheld), except to the extent required by Law.

(O) No Solicitation. Licensor and Licensee, on behalf of itself and its Affiliates, each agree not to, directly or indirectly, solicit the employment of any individual who has an active management position with the other party hereto or any of its Affiliates, without the written consent of the other party hereto, which consent may be granted or withheld in the other party’s sole discretion.

(P) Cumulative Remedies. All rights and remedies of the parties hereto are cumulative of each other and of every other right or remedy such parties may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

23. ACKNOWLEDGEMENTS AND REPRESENTATIONS

Each party acknowledges that the other party has made no warranties or representations except as specifically provided in this Agreement and that it did not rely on any promises, representations or agreements about the other party or the license not expressly contained in this Agreement in making its decision to sign this Agreement. Each party further represents and warrants that the other party and its representatives have not made any promises, representations or agreements, oral or written, except as expressly contained in this Agreement. Each party assumes no liability or obligation to the other party, by providing any waiver, approval, consent or suggestion in connection with this Agreement.

Each party acknowledges that the business venture contemplated by this Agreement involves substantial business risks, and its success will be largely dependent upon its ability as an independent businessman. Each party expressly disclaims the making of, and the other party acknowledges that it has not received, any warranty or guaranty, express or implied, as to the potential volume, profits, or success of the business venture contemplated by this Agreement.

Each party acknowledges that it has read and understood this Agreement, the attachments hereto, if any, and agreements relating thereto, if any, and that it has had ample time and opportunity to consult with advisors and legal counsel of its own choosing about the potential benefits and risks of entering into this Agreement. Each party acknowledges that it has had an opportunity to negotiate, and has fully negotiated, the essential stipulations of this Agreement and that such stipulations were not unilaterally imposed on it by the other party.

24. REGISTRATION OF THE LICENSOR IN MACAU

(a) Unless the Licensor’s and Licensee’s respective local counsel in Macau both advise otherwise, Licensor shall register its business as a service provider with the Direcção dos Serviços de Finanças de Macau (the “Macau Finance Department”) as soon as reasonably practicable after the date hereof. Licensor acknowledges that it is a condition to the payment of any Fee hereunder that Licensee receives a certified true copy of the relevant registration certificate issued by the Macau Finance Department with respect to the registration of Licensor. Licensor shall after such registration duly file the required annual tax returns in respect of all its income/fees arising from the businesses as conducted in Macau, or any taxes, levies, imposts, deductions, charges, withholdings and duties (including stamp and transaction duties), together with any related interest, penalties, fines and other statutory charges (collectively “Taxes”) that may be levied by the Macau Finance Department due to the development or deemed development of such businesses in Macau.

(b) If applicable, Licensor must, upon request, immediately deliver to Licensee the certified copy of the registration application referred in Section 24(a) with acknowledgement of receipt by the Macau Finance Department, which shall be kept in Licensee’s files.

(c) Licensor undertakes to inform Licensee of all relevant tax matters in connection with the development or deemed development of its businesses in Macau by virtue of this Agreement, including but not limited to the amount of Taxes levied in relation to the development or deemed development of its businesses in Macau as contemplated under this Agreement and the time of payment of such Taxes. Licensor shall be responsible for payment of all relevant Taxes (including but not limited to any interests for late payment, fines or penalties) levied by the Macau Finance Department in relation to the development or deemed development of Licensor’s businesses in Macau as contemplated under this Agreement and all costs in relation to the registration application and filing of the annual tax returns as referred in Section 24(a) above.

(d) Any of the Taxes required by law to be deducted in respect of sums payable under this Agreement by Licensee to Licensor, including, for the avoidance of doubt, the Fees, shall be for the account of Licensor (with Licensee being under no obligation to gross-up any payment made to Licensor).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, effective as of the date first set forth above.

LICENSOR:

HARD ROCK HOLDINGS LIMITED

By:	/s/
Name:	Jay Wolskzak
Its:	Director

LICENSEE:

MELCO PBL GAMING (MACAU) LIMITED

By:	/s/
Name:	Frank Tsui
Its:	Director

EXHIBIT A

DEFINITIONS

“Accounting Referee” shall have the meaning set forth in Section 19(A) hereof.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For all purposes hereof, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract, or otherwise. For all purposes hereof, “Affiliates” of Licensee shall include, without limitation, Melco International Development Limited and its Affiliates and Publishing and Broadcasting Limited and its Affiliates.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Approval Items” shall have the meaning set forth in Section A(1) of Exhibit D.

“Arbitration Body” shall have the meaning set forth in Section 19(B)(1) hereof.

“Arbitration Rules” shall have the meaning set forth in Section 19(B)(1) hereof.

“Brand Guidelines” means the guidelines established by Licensor prescribing the permitted form and manner in which the Trademarks may be used, or any amended version thereof provided by Licensor to Licensee from time to time.

“Branded Merchandise” shall mean those, and only those, items of personal property, products and merchandise utilizing or bearing the Licensed Marks, whether utilizing the name of the Casino or not.

“Budget” shall the meaning set forth in Section 2 of Exhibit E.

“Business Day” shall mean a day (other than Saturday and Sunday) on which banks generally are open in Hong Kong for a full range of business.

“Casino” shall mean the Hard Rock Casino to be constructed and operated by Licensee at the Licensed Location. The Casino shall include all improvements and related amenities and structures constructed on the Licensed Location (including, without limitation, the Casino building and all operating systems therein) and all FF&E and other fixed assets installed in such improvements.

“City of Dreams Land” shall mean the block of land of approximately 113,325 square metres on Taipa Island adjacent to Taipa-Coloane Causeway and Cotai reclamation area being the block on which the City of Dreams resort will be constructed.

“Claims” shall have the meaning set forth in Section 20(A) hereof.

“Competitor” shall mean a Person that owns, operates or manages, directly or indirectly, a facility operated as (a) a Planet Hollywood; or (b) a Motown Cafe, House of Blues or other similar restaurant chain (i) operating under the same name in six or more Metropolitan Areas, (ii) with music theme-related icons or memorabilia displayed throughout the premises in a museum or collection type manner (but excluding self promotional items of a single individual), and (iii) which derives greater than ten percent (10%) of its gross revenues from the sales of merchandise.

“Comprehensive Project Design” shall have the meaning set forth in the Development Rider.

“Concept” shall have the meaning set forth in the Development Rider.

“Conceptual Design Drawings” shall have the meaning set forth in the Development Rider.

“Conceptual Design Package” shall mean the final conceptual design phase as described in the Hard Rock Development Standards.

“Confidential Information” shall mean either Licensor Confidential Information or Licensee Confidential Information as the context requires.

“Construction Documents” shall mean the construction documents phase as described in the Hard Rock Development Standards.

“Controlling Interest” means the possession of ownership interests or contract or other rights that constitute the power, directly or indirectly, to direct or cause the direction of the management and policies of any Person.

“Customer Profile Data” means all personal guest profile, including demographic information, and information regarding guest preferences and gaming data.

“Design Development” means the design development phase as described in the Hard Rock Development Standards.

“Development Rider” shall refer to the Development Rider in the Form of Exhibit D.

“Dispute” shall have the meaning set forth in Section 19(B)(1) hereof.

“Dispute Notice” shall have the meaning set forth in Section 19(A) hereof.

“Effective Date” shall have the meaning set forth in the first paragraph hereof.

“Electronic Gaming Machine” shall mean any slot machine, video poker machine or other similar electronic or mechanical legally licensed gaming device or apparatus and one (1) Electronic Gaming Machine shall equal one (1) Gaming Position.

“Event of Default” shall mean a Licensee Event of Default or a Licensor Event of Default as defined in Section 15(A) and 15(C), respectively, as the context requires.

“Fees” shall the meaning set forth in Section 4(B) hereof.

“FF&E” shall mean all furniture, fixtures and equipment (other than Operating Equipment and Operating Supplies) located at or used in connection with the Casino, including without limitation: (i) all furniture, furnishings, built-in furniture, carpeting, draperies, decorative millwork, decorative lighting, doors, cabinets, hardware, partitions (but not permanent walls), televisions and other electronic equipment, interior plantings, interior water features, artifacts and artwork, and interior and exterior graphics; (ii) communications equipment; (iii) all fixtures and specialized casino equipment, including slot machines and gaming equipment; (iv) telephone and call accounting systems; (v) point-of-sale accounting equipment, front and back office accounting, computer, duplicating systems and office equipment; (vi) cleaning and engineering equipment and tools; (vii) vehicles; (viii) recreational equipment; and (ix) all other similar items which are used in the operation of the Casino, excluding, however, any personal property which is owned by subtenants, licensees, concessionaires or contractors or used by any of them under any lease, license or similar agreement between any of them with a third party.

“Force Majeure” shall mean war, terrorism, epidemic, riots, civil commotion, labor disputes, strikes, lockouts, inability to obtain labor or materials, fire, hurricane, windstorm, flooding, or other acts or elements, accidents, government restrictions or appropriation or other causes, whether like or unlike the foregoing, beyond the control of a party hereto. Such events will only be considered “force majeure” events if the occurrence of any such event renders a party unable to perform, in whole or in part, its obligations under this Agreement.

“Gaming License Fee(s)” means the fee(s) Licensee will pay for the duration of this Agreement to Licensor under Section 4 hereof.

“Gaming Position” shall mean one (1) Electronic Gaming Machine or 1/7th of a Gaming Table or any multiple or combination of either or both, as the context requires.

“Gaming Tables” shall mean any licensed location for poker, roulette, blackjack, dice, mimi baccarat, baccarat or other multi-participant gaming activities, and a Gaming Table shall equal 7 Gaming Positions.

“Governmental Authority” means any foreign, federal, state or local governmental or tribal entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof having jurisdiction over the Licensed Location or the Casino.

“Hard Rock Café” means a café, restaurant or similar establishment offering food and beverages under the “Hard Rock” trademark.

“Hard Rock Casino” means a casino within a property or resort named or identified with the Licensed Marks. The term “Hard Rock Casino” shall include the casino buildings and structures at any time constructed and situated on the land, whether owned or leased, comprising that location, and all facilities, structures and improvements relating thereto, including, without limitation, any lobbies, kitchen, dining rooms, restaurants, meeting and banquet rooms and facilities, bars, landscaping, parking areas, roadways and walkways.

“Hard Rock Corridors” shall mean the corridors and passageways that are not within the main footprint of the Casino or the Hotel but connect the Hotel to the Casino or the Hard Rock Café to the Casino or the Hotel.

“Hard Rock Development Standards” means the development standards dated September 21, 2006 with respect to Hard Rock Hotels provided by Licensor to Licensee, as amended from time to time with mutual consent of the parties hereto.

“Hard Rock Elements” shall mean those aural or visual aspects of the Hard Rock Casino which uniquely identify a facility as being a Hard Rock Casino, including but not limited to (1) the use of distinctive exterior and interior designs, layouts, concepts, decor, music-related memorabilia and icons, and staff uniforms; (2) the process for training employees in all customer service and interface positions; (3) the electronic visual and audio aspects of the Hard Rock Casino, including but not limited to music and video selection; (4) advertising and marketing standards for the uses and presentation of the Licensed Marks, including such usage in connection with media events, television, radio and print, and coordination of public relations activities; (5) distinctive furniture, distinctive carpeting, decorative millwork, decorative lighting, acoustics, graphics, signage and audio visual equipment; and (6) any other use or display of the Licensed Marks.

“Hard Rock System” shall mean those procedures, standards, specifications, controls, systems, manuals, guides, and other distinguishing elements or characteristics which Licensor and its Affiliates have developed in connection with the operation of Hard Rock Casinos, including, without limitation, the Licensed Marks, the Manuals, the Hard Rock Development Standards, the Management Standards and the Hard Rock Elements, as such may from time to time be modified by Licensor. Licensee acknowledges and agrees that Licensor and its Affiliates have the exclusive rights to and in the Hard Rock System (and all parts thereof).

“Hotel” shall mean the Hard Rock Hotel to be developed and operated by the Hotel Licensee under the Hotel License, in conjunction with the Casino.

“Hotel License” shall mean that Hotel Trademark License Agreement of even date herewith between Licensor and Hotel Licensee.

“Hotel Licensee” shall mean Melco Hotels and Resorts (Macau) Limited.

“Indemnify” means to defend, indemnify against, hold harmless from, and reimburse for.

“Infringement Claim” shall have the meaning set forth in Section 12(H).

“Interest Rate” means, with respect to any date, the prime rate listed in the Money Rates Section of the Wall Street Journal published on such date plus two percent (2%) per annum, provided that in no event shall the Interest Rate exceed the maximum rate permitted by applicable laws.

“Law(s)” means any and all laws, judgments, decrees, orders, rules, regulations or official legal interpretations of any Governmental Authority.

“Lease” shall have the meaning set forth in Section 7(A).

“Licensed Location” or “Location” means the location where the Casino is to be located, and includes the freehold or long-term leasehold interest in the Licensed Location, plus such real property, all structures located or constructed thereon, all FF&E, and all appurtenances to any of the foregoing, together with all connecting passageway and corridors to the Hotel, all easements, entrances, exits, rights of ingress and egress thereto, and all improvements thereon or thereto. Exhibit B attached hereto contains the address and a detailed description of the Licensed Location.

“Licensed Marks” or “Trademarks” shall mean those marks as depicted (and subject to the restrictions) set forth in Exhibit C hereto and any other trademark, service mark and commercial symbol specifically designated from time to time by Licensor for use by Licensee for the Casino.

“Licensee” means MELCO PBL GAMING (MACAU) LIMITED (formerly known as PBL ENTERTAINMENT (MACAU) LIMITED), a Macau corporation.

“Licensee Confidential Information” shall mean any information or material that relates to the Licensee and its Affiliates that is not generally disclosed to the public, or which is designated as confidential by Licensee, including without limitation (i) all information, knowledge or data relating to new products and entertainment concepts, (ii) strategic plans, pricing policies, recipes (other than generic recipes) and the testing thereof, (iii) ideas, trade secrets, training programs and techniques, proprietary ideas and concepts, marketing and advertising techniques and plans, design, sourcing and providing goods and services, (iv) Customer Profile Data and any customer research results of License pertaining to gaming data, other than Hotel Guest Profile Data (as defined in the Hotel License) (v) operating results and financial performance of the Casino, and (vi) the terms of this Agreement; provided, however, that Licensee Confidential Information shall not include information or material that: (i) is or becomes generally available to the public other than as a result of a breach of the confidentiality provisions hereunder by the party receiving it hereunder, (ii) is or becomes available to Licensee from a third party which, to the knowledge of Licensor is entitled to disclose it without restriction, or (iii) was known to Licensor from previous business experience before Licensee provided it to Licensor (directly or indirectly) or (iv) Licensor Confidential Information, including, without limitation, any information relating to the Hard Rock System and the Manuals. Notwithstanding the foregoing, Licensee acknowledges and agrees that Licensor may disclose the terms of this Agreement to its Affiliates, the Government Authority and its contractors and other professionals engaged by it on a need to know basis for or in relation to the development and construction of the Casino and the applicable stock exchanges in relation to the listing of securities of Licensee or any of its Affiliates.

“Licensee Event of Default” shall have the meaning specified in Section 15(A).

“Licensor Confidential Information” any information or material that relates to the development and operation of Hard Rock Casinos that is not generally disclosed to the public, or which is designated as confidential by Licensor, including, without limitation, (i) the Hard Rock System and related Manuals and all information, components and elements set forth therein, (ii) all information, knowledge or data relating to new products and entertainment concepts, (iii) strategic plans, pricing policies, recipes (other than generic recipes) and the testing thereof, (iv) ideas, trade secrets, training programs and techniques, proprietary ideas and concepts, marketing and advertising techniques and plans, design, sourcing and providing goods and services, (v) Customer Profile Data and any customer research results of Licensor, other than any Customer Profile Data and any customer research results of Licensee to the extent containing gaming data (vi) operating results and financial performance of Hard Rock Casinos (other than the Casino), and (vii) the terms of this Agreement; provided, however, that Confidential Information shall not include information or material that: (i) is or becomes generally available to the public other than as a result of a breach of the confidentiality provisions hereunder by the party receiving it hereunder, (ii) is or becomes available to Licensee from a third party which, to the knowledge of Licensee is entitled to disclose it without restriction, or (iii) was known to Licensee from previous business experience before Licensor provided it to Licensee (directly or indirectly). Notwithstanding the foregoing, Licensee acknowledges and agrees that Licensor may disclose to prospective purchasers of Licensor or its Affiliates or the Licensed Marks the terms of this Agreement.

“Licensor Event of Default” shall have the meaning specified in Section 15(C).

“Management Standard” shall mean the standard of operation, frequency of repairs made, cleanliness, quality of materials used, degree of training and retraining for employees and other similar considerations, as defined by Licensor’s standard of practice as determined by Licensor from time to time.

“Manuals” shall mean, collectively, all operating manuals, training manuals and all accompanying workbooks developed by Licensor or a third party and approved by Licensor, to implement the Hard Rock System pursuant to this Agreement, as amended, supplemented, or otherwise modified from time to time by Licensor.

“Melco Affiliate” shall mean an Affiliate of Licensee or an Affiliate of Hotel Licensee in which Licensee and/or Hotel Licensee shares controlling ownership interest. For purposes hereof, "controlling ownership interest" means at least 51% voting equity interest.

“Memorabilia Lease” shall mean that certain Memorabilia Lease by and between Hard Rock Café International (STP), Inc., as lessor, and Licensee, as lessee, whereby Hard Rock Café International (STP), Inc. shall lease “rock and roll” memorabilia to Licensee for display in the Casino, in the form attached hereto as Exhibit F.

“Metropolitan Area” shall mean metropolitan areas with a central city or an urbanized area having a minimum population of fifty thousand (50,000) with a total metropolitan population of at least one hundred thousand (100,000) and including all communities that have strong economic and social ties to the central city.

“Music Themed Casino” means a Casino that has in its name, is licensed or endorsed by, o has a substantial portion of its design based on, or is otherwise identified with music, any genre of music (e.g. blues, jazz or rock ‘n roll, any musician, musical personality or musical group).

“Notice(s)” shall have the meaning set forth in Section 22(B) hereof.

“Opening Date” shall mean the date the Casino is opened for business to the public for business as a Hard Rock Casino with one hundred percent (100%) of the Hotel’s guest rooms and public space being open to the public, in each case with all required liquor, gaming and other licenses and Permits, the deadline of which is set forth in paragraph K of Exhibit D.

“Operating Equipment” means all china, glassware, silverware, linens, towels, uniforms, gambling equipment and similar items, as described by the Manuals, used in, or held in storage for use in (or, if the context so dictates, required in connection with), the operation of the Casino in accordance with the requirements of this Agreement.

“Operating Period” means the period beginning with the Opening Date and continuing for the Term of this Agreement.

“Operating Supplies” means all consumable items, as described in the Manuals, used in, or held in storage for use in (or, if the context so dictates, required in connection with), the operation of the Casino in accordance with the requirements of this Agreement, including, without limitation, soap, cleaning material, matches, napkins, cards, stationery, chips and similar items.

“Operating Year” shall mean a twelve (12) month calendar year period, except that the first Operating Year shall be that period commencing with the Opening Date and ending on the last day of the calendar year after the Opening Date, and the last Operating Year shall end on the day prior to the tenth (10th) anniversary of the Opening Date.

“Permits” means any and all licenses, permits, approvals, variances, waivers or consents from any Governmental Authority.

“Person” shall mean (i) an individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, estate, trust, unincorporated association or other entity, (ii) any Governmental Authority, and (iii) a fiduciary acting in such capacity on behalf of any of the foregoing.

“Pledge” shall have the meaning set forth in Section 5(B)(2).

“Pre-Opening Coordinators” shall have the meaning set fort in Section 5(D).

“Pre-Opening Period” means the period from the date hereof until the Opening Date.

“Project Casino” shall mean the gaming facility that is located on the City of Dreams Land, of which the Casino is a component.

“Restaurant” shall mean any restaurant, other than the Hard Rock Café, located at the Licensed Location.

“Schematic Design” means the schematic design phase as described in the Hard Rock Development Standards.

“Target Opening Date” shall have the meaning set forth in Exhibit D, Section J.

“Term” shall have the meaning set forth in Section 3 hereof.

“Termination Fee” shall have the meaning specified in Section 15(B) hereof.

“Territory” shall have the meaning specified in Section 2(C).

“Warrantor” shall have the meaning as set forth in Section 6(A)(1) hereof.

EXHIBIT B

LICENSED LOCATION

Part of the City of Dreams Land on which the Hard Rock Hotel and Casino will be constructed, being that part identified on the plans annexed to this Exhibit B.

[graphics omitted]

B-1

EXHIBIT C

LICENSED MARKS

Set forth below are the Licensed Marks that may be used at the Casino.

MARK	APP. NO.	APP. DATE	REG. NO.	REG. DATE.	GOODS/SERVICES
HARD ROCK CASINO & Design	N/21816	March 30, 2006			Clothing
HARD ROCK CASINO & Design	N/21817	March 30, 2006			Casino and live music services
HARD ROCK CASINO & Design	N/21818	March 30, 2006			Restaurant and hotel services
HARD ROCK CASINO	N/21688	March 27, 2006			Clothing
HARD ROCK CASINO	N/21689	March 27, 2006			Casino and live music services
HARD ROCK CASINO	N/21690	March 27, 2006			Restaurant and hotel services
HARD ROCK HOTEL & CASINO	N/25344	Nov 20, 2006			Clothing
HARD ROCK HOTEL & CASINO	N/25345	Nov 20, 2006			Casino and live music services
HARD ROCK HOTEL & CASINO	N/25346	Nov 20, 2006			Restaurant and hotel services
HARD ROCK HOTEL/CASINO	N/25552	Nov 29, 2006			Clothing
HARD ROCK HOTEL/CASINO	N/25553	Nov 29, 2006			Casino and live music services
HARD ROCK HOTEL/CASINO	N/25554	Nov 29, 2006			Restaurant and hotel services

The following word marks may also be used in association with the Licensed Marks described above:

Love All, Serve All

Save the Planet

Take Time to Be Kind

All is One

No Nuclear Weapons or Drugs

C-1

EXHIBIT D

DEVELOPMENT RIDER

The following terms and conditions are part of the Casino Trademark License Agreement (the “Agreement”) dated as of January     , 2007 relating to the Macau Hard Rock Casino to be located at the Licensed Location and shall supplement and complement, and to the extent they are in conflict with shall amend, modify and control over, the terms and conditions in the body of the Agreement.

(A) Licensee Responsible for Development.

(1) Licensee has or shall acquire rights to the Licensed Location as provided in the Agreement (either in freehold or by leasehold estate under a Lease) and shall design and develop the Casino at the Licensed Location, and shall, with all reasonable diligence, design, construct, complete, furnish and equip the Casino which shall in no event be of a lesser quality than as set forth in the Hard Rock System, the Manuals and the Comprehensive Project Design (as defined below). Attached as Annex D-1 is a description of Conceptual Design Drawings for the Casino which have been agreed to by Licensee and Licensor as of the date of the Agreement (collectively, the “Conceptual Design Drawings”) as describing the overall programmatic design for the Casino. The Conceptual Design Drawings identify the overall scope and scale of the project, but do not reflect a comprehensive project design, which shall be prepared by Licensee during the design phases for the Casino in accordance with all of the Conceptual Design Drawings and the requirements of this Agreement and the Hard Rock System (the “Comprehensive Project Design”). Licensee and Licensor (acting reasonably and without delay) shall mutually agree upon the Conceptual Design Package and Schematic Design phases of Comprehensive Project Design. Thereafter, Licensee shall in preparation of the Design Development and Construction Documents, take into consideration reasonable comments from Licensor. Notwithstanding the foregoing, Licensee acknowledges and agrees that Licensor shall have the right to approve in its sole discretion any part of the Comprehensive Project Design that relates to the Approval Items described in Annex D-1. To the extent not specified in the Comprehensive Project Design required by the Hard Rock System or specifically subject to Licensor approval under this Development Rider, including Approval Items set forth in Annex D-1, Licensee shall consult with Licensor in relation to the design elements and concepts to be included in the Casino. Licensee shall be solely responsible and solely at risk to make certain the Casino, as constructed and operated, comply in all respect with all applicable Laws and all other requirements of all Governmental Authorities.

(2) The Casino shall be designed and developed in substantial accordance with the Comprehensive Project Design having regard at all times to the fact that the Casino shall be one element of a larger complex. The minimum number of Gaming Positions within the Casino shall not be less than Two Hundred Fifty (250) including a minimum number of Gaming Tables not less than two (2), without Licensor’s prior written consent, in its sole discretion. The Comprehensive Project Design for the Casino shall provide, and the Casino shall be constructed immediately adjacent to the Hard Rock Hotel to be developed by Hotel Licensee and the construction process for such Hotel shall be governed by the terms of a Development Rider to the Hotel License that is substantially similar to this Exhibit D.

(3) Notwithstanding any provision of this Agreement to the contrary, Licensor shall have full discretionary approval rights, in its sole discretion, over all aspects of the development of the Casino which involve Hard Rock Elements to the extent not covered by the Casino System or Manuals. “Hard Rock Elements” shall mean those aural or visual aspects of the Hard Rock Casino which uniquely identify a facility as being a Hard Rock Casino, including but not limited to (1) the use of distinctive exterior and interior designs, layouts, concepts, decor, music-related memorabilia and icons, and staff uniforms; (2) the process for training employees in all customer service and interface positions; (3) the electronic visual and audio aspects of the Hard Rock Casino, including but not limited to music and video selection; (4) advertising and marketing standards for the uses and presentation of the Trademarks, including such usage in connection with media events, television, radio and print, and coordination of public relations activities; (5) distinctive furniture, distinctive carpeting, decorative millwork, decorative lighting, acoustics, graphics, signage and audio visual equipment; and (6) any other use or display of the Trademarks.

(B) Site Review and Approval Rights. Licensee acknowledges and agrees that the selection of the Licensed Location for the Casino or the failure of Licensor to object to the Licensed Location, does not constitute an assurance, representation or warranty by Licensor of any kind, express or implied, as to the suitability (commercially or otherwise) of the Licensed Location for the Casino or for any other purpose. Both Licensor and Licensee acknowledge that application of criteria that may have been effective with respect to any other site and premises may not be predictive of commercial or other potential for all sites and that, subsequent to the selection of a site, demographic and/or economic factors, such as competition from other similar businesses, could change, thereby altering the potential of the Licensed Location. Such factors are unpredictable and are beyond Licensor’s control, and Licensor shall not be responsible for the failure of a site approved by Licensor to meet expectations as to revenue, income or operational criteria. Licensee further acknowledges and agrees that acceptance of a site of a Hard Rock Casino is based on its own independent investigation of the suitability of the Licensed Location.

(C) Financing/Budget.

(1) Licensee shall keep Licensor fully advised as to the detailed construction schedule for the Casino. Licensee acknowledges and agrees that the Hotel must open for operations simultaneously with the Casino.

(2) Licensee hereby acknowledges and agrees that Licensor has not made any agreements or commitments of any kind, whether express or implied, to Licensee that Licensor or any of its Affiliates will provide a completion guaranty or any other financial assistance to Licensee in connection with its financing of the Casino.

(D) New Concepts. If Licensor or Licensee develops one or more room, restaurant, bar, café, club, entertainment venue, live music venue, or gaming venue Concepts for use specifically at the Casino, such Concepts, including their names, logos, distinctive interior and exterior designs, programmatic elements, layouts, décor, color schemes, memorabilia, icons, décor and staff uniforms, in each case, shall be deemed to be Hard Rock Elements and become part of the Trademarks. Licensee shall only be entitled to use such Concepts at the Licensed Location during the term of this Agreement and any other rights to use such Concepts shall be the sole property of Licensor. All Concepts, and the right to obtain any relevant trademark or copyright protection in respect thereof, shall be licensed or transferred by the appropriate Person who developed those Concepts to Licensor free of charge, with full right to use, commercialize, and sublicense the same except for use, commercialization or sublicense of the same which would be inconsistent with Licensee’s rights pursuant to this Agreement. Licensee shall at no incremental cost to Licensee, provide such assistance as Licensor may require for obtaining any relevant protection in respect to any such Concept.

(E) Reports. At the reasonable request of Licensor, Licensee shall make available to Licensor copies of all reports, studies, draw requests schedules and other documents and materials of Licensee, its contractors, suppliers and consultants relating to the design, construction and furnishing of the Casino; and Licensor may have a representative attend (personally or by phone) any regularly scheduled construction meeting or similar meeting regarding the development of the Casino.

(F) Restaurant Concept. Licensor shall have the right to approve, the type, the Concept and the design elements of any Restaurant, and Licensee acknowledges that any Restaurant shall not be designed or developed to be operated by a Competitor.

(G) Additional Approvals. Licensee shall also timely submit to Licensor for Licensor’s approval (such approval not to be unreasonably withheld or delayed) prior to construction, purchase or hire, as applicable, the following:

(1) All preliminary and final plans and specifications for the Casino and all FF&E but excluding specialized casino equipment including but not limited to slot machines and gaming equipment (other than their signage, decoration and other attributes thereof that are Hard Rock Elements) and surveillance systems, including, without limitation, all Concepts (to the extent not designed and developed by Licensor or an Affiliate of Licensor) preliminary and final designs, site plans, floor plans and layouts, and artist renderings relating to the construction of the Casino.

(2) The identity and qualifications of all designers, architects and other consultants creating Hard Rock Elements proposed to be utilized by Licensee for preparation of the preliminary and final plans and specifications for the Hard Rock Elements of the Casino.

(3) All Operating Equipment and Operating Supplies for the Casino, to the extent they involve Hard Rock Elements.

(4) All such other information regarding the development and construction of the Casino as Licensor shall reasonably request.

Licensor shall have the right, in its sole discretion, to disapprove any of the foregoing items within fourteen (14) Business Days of written submission by Licensee. All items submitted by Licensee to Licensor hereunder shall fully comply with all requirements applicable thereto as specified in the Manuals. If Licensor disapproves any item, Licensor shall provide to Licensee in reasonable detail the reasons therefor, together with general suggestions for revisions.

(H) Disputes. The parties agree to use their reasonable efforts to promptly resolve any Disputes regarding any approvals relating to the development of the Casino. If the parties are unable to resolve any Dispute within five (5) Business Days, then either party shall have the right to submit such Dispute to arbitration as provided in Section 19 of the Agreement (other than matters which are not subject to arbitration as provided herein).

(I) Licensor Only an Advisor. Licensee hereby acknowledges that Licensor acts only in an advisory capacity for purposes of this Rider, and Licensor shall not be responsible for the adequacy or coordination of any plans or specifications, the structural integrity of any structures or the systems thereof, compliance with applicable Laws, including, without limitation, any handicapped access requirements, any building code of any Governmental Authority, or any insurance requirement, or for the obtaining of any necessary Permits, all of which shall be the sole responsibility, and at the sole risk, of Licensee. Upon request by Licensor, Licensee shall supply Licensor with copies of all other certificates of architects, contractors, engineers and designers, and such other similar verifications and information as Licensor shall reasonably request.

(J) Target Opening Date. Licensee shall use its best effort to have the Casino be in operation and open to the public not later than December 1, 2008 (the “Target Opening Date”), and shall thereafter remain continuously open during the Term of this Agreement. Licensee acknowledges and agrees that the Hotel must be in operation and open to the public simultaneously with the Casino.

(K) Opening Date. If the Opening Date does not occur within eighteen (18) months after Target Opening Date for any reason, including Force Majeure, Licensor shall have the right to terminate the Agreement, by delivering written Notice to Licensee. Additionally, Licensee shall immediately pay to Licensor all accrued fees under this Agreement and reimburse Licensor for all professional, travel and out-of-pocket expenses incurred by Licensor in connection with this Agreement.

(L) Limitations of Prior Approvals. Notwithstanding any other term or provision of this Agreement, the approval of any item by Licensor in accordance with this Agreement shall not constitute a waiver by Licensor of its right to insist upon strict compliance by Licensee with any of the other terms of this Agreement, or prevent Licensor from requiring Licensee to alter, remove, replace or repair any other item which was not previously approved by Licensor and which does not comply with the requirements of this Agreement or any applicable law.

ANNEX D-1

CONCEPTUAL DESIGN DRAWINGS

The Conceptual Design Drawings conceived to date are those prepared by Bates Smart. The program statistics set forth below depict programmatic components for the Casino, but do not reflect an approved design. The design necessary to assemble the program elements into a Comprehensive Project Design will be accomplished during the ensuing design phases, subject to Licensor’s approval, as provided in Section 5(A) of the Agreement.

The Casino will include the following components:

•	Approximately 17,000 net square feet of gaming area immediately adjacent to the Hotel

•	At least 250 Gaming Positions including at least 2 Gaming Tables

•	Adequate casino amenities such as cage, guest services, etc, to provide a gaming experience equal to that of the main gaming floor

•	A bar adjacent to or internal to the Hard Rock gaming floor

Without limiting Licensor’s rights under this Development Rider, Licensee specifically acknowledges and agrees that the following elements of the Comprehensive Project Design require the approval of Licensor (“Approval Items”):

(i)	floor treatment and/or railing to delineate Hard Rock Casino area;

(ii)	location of internal signage and directional signage within the Casino;

(iii)	design and content of exterior signage, including use and display of Licensed Marks;

(iv)	Hard Rock Elements; and

(v)	interior design of corridors/passageways connecting the Hotel and the Casino, or connecting the Casino to any adjacent public space.

Annex D-1-1

EXHIBIT E

TECHNICAL SERVICES RIDER

The following terms and conditions are part of the Casino Trademark License Agreement between Licensor and Licensee (“Agreement”) dated as of January __, 2007, relating to the Hard Rock Hotel/Casino Macau to be located at the Location and shall supplement and complement, and to the extent they are in conflict with, shall amend, modify and control over the terms and conditions in the body of the Agreement.

1. Services. Licensor will, upon Licensee’s written request and upon reimbursement of expenses as provided below, render the following technical advisory services to Licensee prior to the Opening Date (the “Technical Services”):

(i) advice in formulating or refining of the Concepts for the Casino, the preliminary plans and specifications for the construction of the Casino and all related Casino facilities, including landscaping, and in formulating or refining preliminary layouts, drawings, and designs for the interior of the Casino and the furnishing and equipping thereof, and, in connection therewith, Licensor may recommend to Licensee layouts and other criteria and specifications for the facilities to be included in the Casino;

(ii) advice as to architects, contractors, engineers, designers, decorators, landscape architects, purchasing agents and such other specialists and consultants as shall be necessary for completing the Casino, provided, however, that Licensee shall not be obligated to utilize any such Person recommended by Licensor, and Licensor shall have no liability or responsibility for any act or omission of any such Person utilized by Licensee; and

(iii) advice in preparing budgets for the initial purchase of FF&E and operating supplies for the Casino.

It is the intention of the parties hereto that responsibility for implementation of each of the foregoing items is upon Licensee, but that Licensor shall remain available to assist Licensee in such implementation. Licensor shall have no liability or obligation for the performance of third Persons or for compliance of the Casino with applicable Laws.

2. Reimbursement. Prior to the beginning of each calendar quarter, Licensor and Licensee shall mutually agree upon a budget (the “Budget”) for Licensor’s anticipated actual costs incurred by Licensor, including, without limitation, travel, accommodations and other reasonable expenses incurred by Licensor in providing Technical Services (but not salaries or overhead), to be reimbursed by Licensee within thirty (30) days following invoice therefor. Notwithstanding the foregoing, Licensor and Licensee agree that the Budget for such costs for both the Casino and the Hotel through February 2009 is set forth on Annex E-2. To the extent that the aggregate of the actual costs anticipated by Licensor will exceed the Budget, Licensor shall obtain Licensee’s prior approval not to be unreasonably withheld or delayed in order for such amounts to be reimbursed by Licensee. Notwithstanding the foregoing, Licensee acknowledges and agrees that Licensor has provided certain Technical Services prior to the date hereof. In connection therewith,

E-1

Licensee agrees to reimburse Licensor for costs incurred by Licensor during the period commencing September 1, 2006 ending the date of this Agreement in connection with Technical Services provided by Licensor prior to the date hereof in respect of both the Casino and the Hotel, as set forth in Annex E-1.

3. Purchasing. Licensor, where practical and in its sole discretion, shall make available to Licensee, Licensor’s experience, expertise and sources for the purchase of required FF&E and operating supplies, and other necessary items, and may recommend to Licensee a firm or firms from which such items may be purchased. Any such purchase through Licensor’s facilities shall be subject to such price mark-ups or other charges as to which Licensor and Licensee may mutually agree in each instance. Any such purchase through sources recommended by Licensor shall include an acknowledgment, in form acceptable to Licensor, specifying that the seller is not contracting with Licensor, and that Licensor is not responsible for any payment or performance by Licensee. Licensee shall not be obligated to purchase such items from the firms or sources recommended by Licensor; provided, however, that, prior to purchasing from non-recommended sources, Licensee shall submit to Licensor such samples and/or other information with respect to the proposed purchases as shall be necessary to assure Licensor that the quality, design, and safety of such items, together with their compliance with applicable Law, is (to the extent reasonably practicable) at least equal to that available from sources recommended by Licensor, and that the design, appearance, and all other aspects thereof conform to the requirements of this Agreement.

4. Delegation. In rendering the Technical Services, Licensor shall have the right, at its sole discretion, to delegate to, or be assisted by, third Persons, and, accordingly, some or all of such Technical Services which Licensor undertakes to provide under this Agreement may be provided by such third Persons. Licensor must ensure that any such third Person has the relevant skill, expertise and competency to perform the Technical Services. Licensor will, at all times, retain responsibility for ensuring that its obligations in relation to the provision of the Technical Services are fulfilled even if it has appointed a third Person under this Agreement. Licensor may, upon Notice to Licensee, require Licensee to pay directly to any such third Person any portion or all of any payment due to Licensor hereunder.

E-2

ANNEX E-1

2006 TECHNICAL SERVICES EXPENSES

Expenses to be reimbursed by Licensee for costs incurred for both the Casino and the Hotel through December 31, 2006 are as follows:

Travel (Airfare, Taxi, Parking)	$9,374.06
Lodging	$5,253.17
Meals	$1,088.68
Phone	$118.38

$15,834.29

Annex E-1-1

ANNEX E-2

TECHNICAL SERVICES BUDGET

Hard Rock Casino and Hotel - Macau

Hard Rock Project Development - Technical Services

Estimate of Reimbursable Expenses

27-Dec-06

The following reimbursable expenses are based on travel in support of Technical Services from January 2007 through February 2009 according to the attached detail.

Airfare	$335,500
Lodging	$117,200
Meals, Auto, Misc	$50,000
Dwg Reproduction, Misc. Expenses	$13,000

$515,700

Annex E-2-1

Hard Rock Casino and Hotel - Macau

Hard Rock Project Development - Technical Services

Estimate of Reimbursable Expenses

27-Dec-06

	International Travel					Domestic US Travel
Month	# Flights	Airfare	# Rm Nights	Lodging	Meals, auto, misc.	# Flights	Airfare	# Rm Nights	Lodging	auto, misc.	Misc Expenses	TOTAL COST
Unit Cost		$7,500		$500	$200		$500		$400	$200

Jan-07	2	$15,000	8	$4,000	$1,600	1	$500	3	$1,200	$600	$500	$23,400
Feb	2	$15,000	8	$4,000	$1,600	1	$500	3	$1,200	$600	$500	$23,400
Mar	2	$15,000	8	$4,000	$1,600	1	$500	3	$1,200	$600	$500	$23,400
Apr	2	$15,000	8	$4,000	$1,600	1	$500	3	$1,200	$600	$500	$23,400
May	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Jun	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Jul	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Aug	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Sep	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Oct	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Nov	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Dec	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Jan-08	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Feb	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Mar	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Apr	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
May	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Jun	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Jul	3	$22,500	12	$6,000	$2,400	1	$500	3	$1,200	$600	$500	$33,700
Aug	3	$22,500	12	$6,000	$2,400	1	$500	3	$1,200	$600	$500	$33,700
Sep	3	$22,500	12	$6,000	$2,400	1	$500	3	$1,200	$600	$500	$33,700
Oct	3	$22,500	12	$6,000	$2,400	1	$500	3	$1,200	$600	$500	$33,700
Nov	3	$22,500	12	$6,000	$2,400	1	$500	3	$1,200	$600	$500	$33,700
Dec	3	$22,500	12	$6,000	$2,400	1	$500	3	$1,200	$600	$500	$33,700
Jan-09	2	$15,000	8	$4,000	$1,600	1	$500	3	$1,200	$600	$500	$23,400
Feb	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100

Totals		$322,500		$86,000	$34,400		$13,000		$31,200	$15,600	$13,000	$515,700

Annex E-2-2

EXHIBIT F

FORM OF MEMORABILIA LEASE

Attached hereto.

F-1